OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION
One H&R Block Way
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 6, 2007

The annual meeting of shareholders of H&R Block, Inc., a Missouri corporation (the “Company”), will be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 6, 2007 at 9:00 a.m., Kansas City time (CDT). Shareholders attending the meeting are asked to park in the H&R Block Center parking garage located beneath the H&R Block Center (enter the parking garage from Walnut or Main Street). The meeting will be held for the following purposes:

1.	The election of three Class III directors (the Board of Directors’ nominees are Donna R. Ecton, Louis W. Smith and Rayford Wilkins, Jr.) to serve until the 2010 annual meeting and until their successors are elected and qualified (See page 5);
2.	The ratification of the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending April 30, 2008 (See page 11);
3.	To vote on a shareholder proposal (See page 12); and
4.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on July 5, 2007 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.
All shareholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed WHITE proxy card as promptly as possible in the postage-paid envelope provided, or to vote by telephone or Internet. Telephone and Internet voting information is provided on the WHITE proxy card. If you are present at the meeting and desire to vote in person, your vote by proxy will not be counted.
Please note that Breeden Partners L.P. (“Breeden Partners”) has provided notice that it intends to nominate at the annual meeting, and to solicit proxies for use at the annual meeting to vote in favor of, its own slate of three nominees for election as directors, in opposition to Item 1 above. We do not believe this is in your best interest. You may receive proxy solicitation materials from Breeden Partners or its affiliates. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU TO NOT SIGN OR RETURN ANY BLUE OR OTHER PROXY CARD SENT TO YOU BY BREEDEN PARTNERS. Even if you have previously signed a proxy card sent by Breeden Partners, you have every right to change your vote by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Breeden Partners or its affiliates.
If you have any questions or require any assistance with voting your shares, please contact:
INNISFREE M&A INCORPORATED
SHAREHOLDERS CALL TOLL FREE: 877-456-3463
BANKS AND BROKERS CALL COLLECT: 212-750-5833
Your vote is extremely important regardless of the number of shares you own. Please promptly use the enclosed WHITE proxy card to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

By Order of the Board of Directors
BRET G. WILSON
Secretary
Kansas City, Missouri
July   , 2007

TABLE OF CONTENTS

PROXY STATEMENT
ITEM 1 –
ITEM 2 –
ITEM 3 -
AUDIT COMMITTEE REPORT –
AUDIT FEES –
EXECUTIVE COMPENSATION –
SUMMARY COMPENSATION TABLE –
EQUITY COMPENSATION PLANS –
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE –
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D

H&R BLOCK, INC.
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING –
The Board of Directors (the “Board of Directors” or “Board”) of H&R Block, Inc., a Missouri corporation (“H&R Block” or the “Company”) solicits the enclosed proxy for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. (CDT), on Thursday, September 6, 2007 at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers.
WHY DID I RECEIVE THIS PROXY STATEMENT?
The Board of Directors is soliciting your proxy to vote at the annual meeting because you are a shareholder at the close of business on July 5, 2007, the record date, and are entitled to vote at the meeting. This proxy statement, the accompanying WHITE proxy card and Annual Report to Shareholders for the fiscal year ended April 30, 2007 are being made available to shareholders beginning on or about July   , 2007. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.
WHAT AM I VOTING ON?
You are voting on three items of business at the annual meeting:

▪	The election of three Class III directors (the Board’s nominees are Donna R. Ecton, Louis W. Smith and Rayford Wilkins, Jr.) to serve until the 2010 annual meeting and until their successors are elected and qualified;

▪	The ratification of KPMG LLP as independent accountants for the fiscal year ending April 30, 2008; and

▪	A shareholder proposal.
WHO IS ENTITLED TO VOTE?
Shareholders of record as of the close of business on July 5, 2007 are entitled to vote at the annual meeting. Each share of H&R Block common stock is entitled to one vote.
WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?
Our Board of Directors recommends that you vote your shares “FOR” each of the Class III nominees named in this proxy standing for election to the Board, “FOR” the ratification of KPMG LLP as our independent accountants and “AGAINST” the shareholder proposal.
HOW DO I VOTE?
   It is important that your shares are represented at the meeting, whether or not you attend the meeting in person.
   To make sure that your shares are represented, we urge you to vote as soon as possible by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided, or alternately by Internet or telephone by following the instructions on the WHITE proxy card.
If you are a registered shareholder, there are four ways to vote:

▪	By calling the toll-free telephone number indicated on your WHITE proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded;

▪	By going to the Internet Website indicated on your WHITE proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded;

▪	By signing, dating and returning the accompanying WHITE proxy card; or

▪	By written ballot at the annual meeting.

1 •

   Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies (Henry F. Frigon, David Baker Lewis and Tom D. Seip) will vote your shares FOR items 1 and 2, and AGAINST item 3. If your shares are owned in joint names, all joint owners must vote by the same method and if joint owners vote by mail, all of the joint owners must sign the WHITE proxy card.
   If your shares are held in a brokerage account in your broker’s name (this is called street name), please follow the voting directions provided by your broker or nominee. You may sign, date and return a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone, or the Internet, your broker or nominee should vote your shares as you have directed.
   At the annual meeting, we will pass out written ballots to anyone who wishes to vote in person. If you hold your shares in street name, you must request a legal proxy from your broker or other nominee to vote at the annual meeting.
   If your shares are held through the H&R Block Retirement Savings Plan, please follow the voting directions provided by Fidelity Management Trust Company, the Plan’s Trustee. You may sign, date and return a voting instruction card to the Trustee or submit voting instructions by telephone or the Internet. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions, except as otherwise required by law. You must submit voting instructions to the Plan Trustee by no later than September 4, 2007 at 11:59 pm Eastern time in order for your shares to be voted as you have directed by the Trustee at the annual meeting. Plan participants may not vote their Plan shares in person at the annual meeting.
WHAT SHOULD I DO IF I RECEIVE A PROXY CARD FROM BREEDEN PARTNERS?
Breeden Partners L.P. (“Breeden Partners”) has provided notice that it intends to nominate at the annual meeting, and to solicit proxies for use at the annual meeting to vote in favor of, its own slate of three nominees for election as directors. You may receive proxy solicitation materials from Breeden Partners or its affiliates, including an opposition proxy statement and proxy card. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY BLUE OR OTHER PROXY CARD SENT TO YOU BY BREEDEN PARTNERS. Even if you have previously signed a proxy card sent by Breeden Partners, you have every right to change your vote by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the WHITE proxy card to vote by telephone or by Internet. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Breeden Partners or its affiliates.
MAY I ATTEND THE MEETING?
All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the annual meeting. Shareholders who plan to attend the meeting must present a valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date of July 5, 2007, or a legal proxy from your broker or nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the annual meeting). Shareholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The proxy statement, annual report and WHITE proxy card have been made available directly to shareholders of record by the Company.
   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy materials should be forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the annual meeting. However, since you are not a shareholder of record, you may not vote these shares

2 •

in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record. A legal proxy may be obtained from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.
WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the annual meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter.
   In the event of a solicitation of proxies by Breeden Partners, all proposals on the agenda will be considered non-routine matters for any brokerage accounts solicited by Breeden Partners. As a result, if Breeden Partners or its affiliates provide you with proxy solicitation materials through your broker, your broker will be unable to vote your shares at the annual meeting on any proposal unless they receive your specific voting instructions. Please promptly vote by telephone, by Internet, or sign, date and return the voting instruction card your broker or nominee has enclosed, in accordance with the instructions on the card.
MAY I CHANGE MY VOTE?
If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the annual meeting by:

▪	Returning a later-dated, signed proxy card;

▪	Sending written notice of revocation to the Secretary of the Company;

▪	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or

▪	Attending the annual meeting and voting in person.
   If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.
   The Board strongly urges you to revoke any blue or other proxy card you may have returned which you received from Breeden Partners or its affiliates. Even if you have previously signed a proxy card sent by Breeden Partners, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided, or by voting by telephone or by Internet following the instructions on the WHITE proxy card. Only the latest dated proxy card you vote will be counted.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
For all matters to be voted upon at the annual meeting, shareholders may vote “for,” “against,” or “abstain” on such matters. The affirmative vote of a majority of shares entitled to vote on the matter and present in person or represented by proxy, is necessary for election or approval. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be represented at the meeting, and therefore have no effect on the required vote.
DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?
No. Shareholders do not have cumulative voting rights with respect to the election of directors.
WHAT CONSTITUTES A QUORUM?
As of the record date, 326,529,658 shares of the Company’s Common Stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter will be included at the annual meeting for quorum purposes. Shares represented

3 •

by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the annual meeting for quorum purposes.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
If you hold your shares in more than one account, you will receive a WHITE proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a WHITE proxy card for each account or use the WHITE proxy card to vote by telephone or Internet. You should vote all your proxy shares. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, BNY Mellon Shareowner Services, at 1-888-213-0968.
   As previously noted, Breeden Partners has provided notice that it intends to nominate at the annual meeting, and to solicit proxies for use at the annual meeting to vote in favor of, its own slate of three nominees for election as directors. As a result, you may receive proxy cards from both Breeden Partners and the Company. To ensure shareholders have the Company’s latest proxy information and materials to vote, the Board expects to conduct multiple mailings prior to the date of the annual meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted. Only the latest proxy card you vote will be counted.
   THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY BLUE OR OTHER PROXY CARD SENT TO YOU BY BREEDEN PARTNERS. Even if you have previously signed a proxy card sent by Breeden Partners, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by Breeden Partners or its affiliates.
WHO WILL SOLICIT PROXIES ON BEHALF OF THE BOARD?
Appendix A sets forth certain information relating to our directors and certain officers and employees of the Company who may be deemed to be “participants” in the Board’s solicitation of proxies in connection with the annual meeting under the applicable rules of the SEC.
WHAT IS THE COMPANY’S WEB ADDRESS?
The Company’s home page is www.hrblock.com. You can access this proxy statement and our 2007 annual report at this web address. The Company’s filings with the Securities and Exchange Commission are available free of charge via a link from this address.
WILL ANY OTHER MATTERS BE VOTED ON?
As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board of Directors.
WHO SHOULD I CALL IF I HAVE ANY QUESTIONS?
If you have any questions, or need assistance voting, please contact our proxy solicitor:
Innisfree M&A Incorporated
Shareholders Call Toll Free: 877-456-3463
Banks and Brokers Call Collect: 212-750-5833

4 •

ITEM 1 –
ELECTION OF DIRECTORS –
The Company’s Articles of Incorporation and Bylaws provide that the number of directors to constitute the Board of Directors shall not be fewer than nine nor more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire Board. Effective April 24, 2006, the Board fixed the number of directors to constitute the Board of Directors at 11. The Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. There are currently four Class I directors, four Class II directors and three Class III directors. The term of office of one class of directors expires at each annual meeting of shareholders. Directors elected at an annual meeting of shareholders to succeed those whose terms expire are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of shareholders after their election.
   At the annual meeting of shareholders to be held on September 6, 2007, three Class III directors will be elected to hold office for three years and until their successors are elected and shall have qualified. Donna R. Ecton, Louis W. Smith and Rayford Wilkins, Jr. have been nominated by the Board for election as Class III directors of the Company.
   Unless otherwise instructed, the proxy holders will vote the WHITE proxy cards received by them for each of the nominees named above. All nominees are currently Class III directors of the Company and have consented to serve if elected. The Board of Directors believes that each of the nominees will be able to accept the office of director. If such nominee were not to accept, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.
   The nominees for election as Class III directors, the current Class I directors and the current Class II directors are listed below. Thomas M. Bloch, Mark A. Ernst, David Baker Lewis and Tom D. Seip serve as Class I directors with terms scheduled to expire at the annual meeting of shareholders in 2008. Jerry D. Choate, Henry F. Frigon, Roger W. Hale and Len J. Lauer serve as Class II directors with terms scheduled to expire at the annual meeting of shareholders in 2009. The number of shares of Common Stock beneficially owned by each director is listed under the heading “Security Ownership of Directors and Management” on page 38 of this proxy statement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES NAMED ABOVE.
NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2010 (CLASS III DIRECTORS):

Donna R. Ecton Director since 1993 Age 60	Ms. Ecton is currently the Chairman and Chief Executive Officer of EEI Inc., a management consulting firm located in Paradise Valley, Arizona that she founded in 1998. Prior to forming EEI Inc., Ms. Ecton served as the Chief Operating Officer of PETsMART, Inc., Phoenix, Arizona, a retail supplier of products and services for pets, from December 1996 until May 1998 and on the Board of Directors of PETsMART, Inc., from 1994 until 1998. Prior to PETsMART, Ms. Ecton was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., a privately held expedited printing and mailing business, and before that she served as President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies, Inc., a privately held international confectionary company. Ms. Ecton’s previous business experience covers a variety of management positions with companies such as Nutri/ System, Inc., Campbell Soup Company, Citibank, N.A. and Chemical Bank. She received a Bachelor of Arts in Economics from Wellesley College (Durant Scholar) in 1969 and a Master of Business Administration from the Harvard Graduate School of Business Administration in 1971. Ms. Ecton is Chairman of the Finance Committee of the Board of Directors and is a member of the Executive and Governance and Nominating Committees.

5 •

Louis W. Smith Director since 1998 Age 64	Mr. Smith served as President and Chief Executive Officer of the Ewing Marion Kauffman Foundation, a charitable foundation, Kansas City, Missouri, from July 1997 until April 2002 and President and Chief Operating Officer of the Ewing Marion Kauffman Foundation from June 1995 to July 1997. He also served on the Board of Directors of such Foundation from January 1991 through September 2002. The Kauffman Foundation is the 26th largest foundation in the United States with an asset base of approximately $2 billion, and focuses its grant making and operations on advancing entrepreneurship and improving the education of children and youth. Prior to joining the Kauffman Foundation, Mr. Smith had a 29-year career with AlliedSignal, Inc. (now Honeywell International), a diversified technology and manufacturing company, retiring as President of the Kansas City Division in 1995. He holds a bachelor’s degree in electrical engineering from the University of Missouri-Rolla and a Master of Business Administration from the Executive Fellows Program at Rockhurst University. Mr. Smith is Chairman of the Audit Committee of the Board of Directors and is a member of the Executive and Governance and Nominating Committees of the Board of Directors.

Rayford Wilkins, Jr. Director since 2000 Age 55	Mr. Wilkins has served as Group President, AT&T Inc. (formerly SBC Communications, Inc.), San Antonio, Texas, a diversified telecommunications company and wireless communications provider, since May 2002. Previously he served as President and Chief Executive Officer of Pacific Bell Telephone Company and Nevada Bell Telephone Company, San Ramon, California, from September 2000 until April 2002 and as President of SBC Business Communications Services, San Antonio, Texas, from October 1999 through September 2000. Mr. Wilkins served as President and CEO of Southwestern Bell Telephone Co., San Antonio, Texas, from July 1999 until October 1999. He served as President of Business Communications Services, Pacific Bell Telephone Company, San Ramon, California, from August 1997 until July 1999. He also served as Vice President and General Manager of Southwestern Bell Telephone Co., Kansas City, Missouri, from August 1993 until August 1997. He earned a bachelor’s degree in business administration from the University of Texas in Austin in 1974 and attended the University of Pittsburgh’s Management Program for Executives in October 1987. Mr. Wilkins has served as the Presiding Director of the Board of Directors since September 7, 2006 and is Chairman of the Executive Committee of the Board of Directors and is a member of the Compensation and Governance and Nominating Committees.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2008 (CLASS I DIRECTORS):

Thomas M. Bloch Director since 2000 Age 53	Mr. Bloch has served since January 2000 as President of the University Academy, an urban college preparatory charter school that he co-founded in Kansas City, Missouri and as an educator with the University Academy from August 2000 to June 2006. Mr. Bloch served as an educator with St. Francis Xavier School from October 1995 until August 2000. Prior to changing careers, Mr. Bloch had a 19-year career with the H&R Block organization, resigning as President and Chief Executive Officer of the Company in 1995. Mr. Bloch graduated from Claremont McKenna College in Claremont, California in 1976. He is a member of the Finance Committee of the Board of Directors.

Mark A. Ernst Director since 1999 Age 49	Mr. Ernst has served as Chairman of the Board of the Company since September 2002, Chief Executive Officer of the Company since January 2001 and as President of the Company since September 1999. He served as Chief Operating Officer of the Company from September 1998 through December 2000 and as Executive Vice President of the Company from September 1998 until September 1999. Prior to joining the Company, Mr. Ernst served as Senior Vice President, Third Party and International Distribution and Senior Vice President, Workplace Financial Services of American Express Company, a diversified financial services company, Minneapolis, Minnesota, from July 1997 through June 1998 and November 1995 through July 1997, respectively. Mr. Ernst is also a director of Great Plains Energy, Inc. He received a Master of Business Administration with an emphasis in finance and economics from the University of Chicago and an undergraduate degree in accounting and finance from Drake University. He is a Certified Public Accountant. Mr. Ernst is a member of the Finance and Executive Committees of the Board of Directors.

David Baker Lewis Director since 2004 Age 56	Mr. Lewis is Chairman and Chief Executive Officer of Lewis & Munday, a Detroit-based law firm with offices in Washington, D.C. and Seattle. He is also a director of Lewis & Thompson Agency, Inc. and The Kroger Company, where he serves as Chairman of the Audit Committee. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He received a Bachelor of Arts degree from Oakland University, a Master of Business Administration from the University of Chicago and a Juris Doctor from the University of Michigan School of Law. Mr. Lewis is a member of the Audit and Finance Committees of the Board of Directors.

6 •

Tom D. Seip Director since 2001 Age 57	Mr. Seip currently serves as managing partner of Seip Investments LP and the managing member of Way Too Much Stuff LLC and Ridgefield Farm LLC, private investment vehicles. He served as the President, Chief Executive Officer and director of Westaff, Inc., Walnut Creek, California, a temporary staffing services company, from May 2001 until January 2002. Mr. Seip was employed by Charles Schwab & Co., Inc., San Francisco, California, from January 1983 until June 1998 in various positions, including Chief Executive Officer of Charles Schwab Investment Management, Inc. from 1997 until June 1998 and Executive Vice President – Retail Brokerage from 1994 until 1997. Mr. Seip is also a trustee of the Neuberger Berman Mutual Funds, New York. He received a Bachelor of Arts degree from Pennsylvania State University and participated in the Doctoral Program in Developmental Psychology at the University of Michigan. Mr. Seip is Chairman of the Compensation Committee of the Board of Directors and is a member of the Audit and Executive Committees.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2009 (CLASS II DIRECTORS):

Jerry D. Choate Director since 2006 Age 68	Mr. Choate retired as Chairman and Chief Executive Officer of Allstate Corporation at year-end 1998. Prior to becoming Chairman, Mr. Choate was President and Chief Executive Officer and held numerous other executive positions during his 36 years with Allstate. Mr. Choate also serves on the Board of Directors of Amgen, Valero Energy Corporation and Van Kampen Mutual Funds. Mr. Choate serves on the Audit and Compensation Committees.

Henry F. Frigon Director since 1992 Age 72	Mr. Frigon has served as the Vice Chairman of the Board of CARSTAR, Inc., Overland Park, Kansas, since May 2005. Prior to that, Mr. Frigon served as Chairman of the Board of CARSTAR, Inc. from July 1998 until May 2005. He served as Chief Executive Officer of CARSTAR, Inc. from July 1998 until February 2001. Mr. Frigon retired from Hallmark Cards, Inc., Kansas City, Missouri in 1994 where he served as Executive Vice President, Corporate Development & Strategy, and Chief Financial Officer, as well as being a member of its Board of Directors from 1990 until December 1994. Prior to joining Hallmark, Mr. Frigon served as the President and Chief Executive Officer of BATUS, Inc., where he was responsible for the company’s extensive U.S. holdings in retailing, financial services, tobacco and paper. His previous business experience covers a variety of operating, management and board positions with companies such as Masco Corporation, General Housewares, General Foods Corporation and Chase Manhattan Bank. Mr. Frigon received a bachelor’s degree in engineering from Tufts University in 1957 and a Master of Business Administration from New York University in 1961. He also attended Wharton Graduate School at the University of Pennsylvania and completed the Advanced Management Program at Harvard Business School. Mr. Frigon is also a director of Packaging Corporation of America and Tuesday Morning Corporation. Mr. Frigon is Chairman of the Governance and Nominating Committee of the Board of Directors and a member of the Compensation and Executive Committees.

Roger W. Hale Director since 1991 Age 64	Mr. Hale served as Chairman and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. He received a Bachelor of Arts degree from the University of Maryland in 1965 and a Master of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management in 1979. Mr. Hale is also a director of Ashland, Inc., where he serves as Chairman of the Audit Committee and is a member of the Finance Committee. Mr. Hale is also a director of Hospira, Inc., where he is a member of the Governance and Public Policy Committee and the Compensation Committee. Mr. Hale is a member of the Compensation, Executive and Governance and Nominating Committees of the Board of Directors.

Len J. Lauer Director since 2005 Age 50	Mr. Lauer has served as Executive Vice President and Group President of QUALCOMM, Inc., San Diego, California, since December 2006. Mr. Lauer previously served as Chief Operating Officer of Sprint Nextel Corp. from August 2005, in which capacity he directed the Overland Park, Kansas-based company’s operations to deliver converged media and communications products and services to consumers. Prior to the merger of Sprint and Nextel in August 2005, he served as President and Chief Operating Officer of Sprint Corp. from September 2003. A Sprint executive since 1998, Mr. Lauer had also been President of several Sprint units, including Sprint PCS, the Global Markets Division, Sprint Business, and the Consumer Services Group. Before joining Sprint, he served three years as President and Chief Executive Officer of Bell Atlantic in New Jersey. Mr. Lauer received a Bachelor of Science degree in managerial economics from the University of California – San Diego. Mr. Lauer is a member of the Audit and Finance Committees of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES – The Board of Directors is responsible for managing the property and business affairs of the Company. The Board of Directors reviews significant developments

7 •

affecting the Company and acts on matters requiring Board approval. During the 2007 fiscal year, the Board of Directors held 14 meetings and the standing Board committees held 24 meetings. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he or she was a member.
   The standing committees of the Board include the Audit Committee, the Compensation Committee, the Finance Committee, the Governance and Nominating Committee and the Executive Committee. The Company’s Corporate Governance Guidelines, Code of Business Ethics and Conduct, Board of Directors Independence Standards and charters for the Audit, Compensation and Governance and Nominating Committees are available on the Company’s website at www.hrblock.com under the tab “Company” and then under the heading “Block Investors” and then under “Corporate Governance.” These documents are also available in print to shareholders upon written request to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Set forth below is a description of the duties of each committee and its members.
   The members of the Audit Committee are Mr. Smith (Chairman) and Messrs. Choate, Lauer, Lewis and Seip. The Board of Directors adopted a revised charter for the Audit Committee in February 2007, a copy of which is included as Appendix C to this proxy statement. The functions of the Committee are described in the Audit Committee Charter and include making recommendations to the Board of Directors with respect to the appointment of the Company’s independent accountants, evaluating the independence and performance of such accountants, reviewing the scope of the annual audit, reviewing and discussing with management and the independent accountants the audited financial statements and accounting principles, and reviewing the Company’s internal controls and internal audit matters. See the “Audit Committee Report” beginning on page 14. All of the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission, New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Board has determined that each of Mr. Smith, Mr. Choate, Mr. Lauer and Mr. Lewis is an audit committee financial expert, pursuant to the criteria prescribed by the Securities and Exchange Commission. The Audit Committee held nine meetings during fiscal year 2007.
   The members of the Compensation Committee are Mr. Seip (Chairman) and Messrs. Choate, Frigon, Hale, and Wilkins. The Board of Directors adopted a revised charter for the Compensation Committee in February 2007, a copy of which is included as Appendix D to this proxy statement. The functions of the Committee primarily include reviewing and approving the compensation of the executive officers of the Company and its subsidiaries, recommending to the Board of Directors the compensation of the Company’s chief executive officer, and administering the Company’s long-term incentive compensation plans. All of the members of the Compensation Committee are independent under the New York Stock Exchange listing standards and the Board’s Director Independence Standards. See the “Compensation Discussion and Analysis” beginning on page 15. The Compensation Committee held nine meetings during fiscal year 2007.
   The members of the Finance Committee are Ms. Ecton (Chairman), and Messrs. Bloch, Ernst, Lauer and Lewis. The primary duties of the Finance Committee are to provide advice to management and the Board of Directors concerning the financial structure of the Company, the funding of the operations of the Company and its subsidiaries and the investment of Company funds. A majority of the members of the Finance Committee are independent under the New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Finance Committee held three meetings during fiscal year 2007.
   The members of the Governance and Nominating Committee are Mr. Frigon (Chairman), Ms. Ecton and Messrs. Hale, Smith and Wilkins. The Governance and Nominating Committee is responsible for corporate governance matters, the initiation of nominations for election as a director of the Company, the evaluation of the performance of the Board of Directors, and the determination of compensation of outside directors of the Company. All of the members of the Governance and Nominating Committee are independent under the New York Stock Exchange listing standards and the Board’s Director Independence Standards. The Governance and Nominating Committee held three meetings during fiscal year 2007.
   The members of the Executive Committee are Mr. Wilkins (Chairman), Ms. Ecton and Messrs. Ernst, Frigon, Hale, Seip and Smith. The function of the Executive Committee is to discharge certain of the Board of Directors’ responsibilities between meetings of the Board of Directors and to act on behalf of the Board of Directors when it is impracticable for the entire Board to do so. The Executive Committee held no meetings during fiscal year 2007.

8 •

   DIRECTOR COMPENSATION – The Board considers and determines outside director compensation each year, taking into account recommendations from the Governance and Nominating Committee. The Governance and Nominating Committee formulates its recommendation based on its review of director compensation practices at other companies. Management assists the Governance and Nominating Committee in its review by accumulating and summarizing market data pertaining to director compensation levels and practices. The Governance and Nominating Committee does not utilize consultants in its review of compensation practices or formulating its recommendation regarding director compensation. The Governance and Nominating Committee has authority to delegate its authority to such subcommittees as it deems appropriate and in the best interest of the Company and its shareholders.
   Directors, excluding those who are employed by the Company or its subsidiaries, each received an annual director’s fee of $50,000, meeting fees of $2,000 for each Board meeting attended, committee chairman fees of $2,000 for each committee meeting that they chair, and meeting fees of $1,200 for each committee meeting attended in a capacity other than as chairman. The chairman of the audit committee receives an annual committee chairman’s fee of $7,500, which the audit committee chairman can choose to receive in cash or shares of the Company’s common stock. The presiding director receives an annual presiding director’s fee of $20,000, which the presiding director can choose to receive in cash or shares of the Company’s common stock.
   In accordance with the provisions of the H&R Block Deferred Compensation Plan for Directors, as amended, eligible non-employee directors may defer receipt of their retainers and/or meeting fees. Deferrals are placed in an account maintained by the Company for each director and such deferrals are fully vested at all times. Gains or losses are posted to each account in accordance with the participant’s selection among fixed rate, variable rate and Company Common Stock investment alternatives. Payment of benefits occurs in cash upon termination of the participant’s service as a director or upon his or her death. The account balance is generally paid out in approximately equal monthly installments over a 10-year period after the occurrence of the event which results in the benefit distribution.
   Pursuant to the H&R Block Stock Plan for Non-Employee Directors, as amended, eligible non-employee directors have the opportunity to receive payment of their retainers and/or meeting fees on a deferred basis in shares of Common Stock of the Company. The retainers and/or fees are initially paid in the form of stock units. The stock units in the directors’ accounts are fully vested at all times. Payment of the stock units must be deferred at least one year after the date such units are credited and the director shall select the date of payment, which may be upon termination of service as a director. The maximum number of shares of Common Stock that may be issued under the Stock Plan is currently 600,000 shares.
   The 1989 Stock Option Plan for Outside Directors, as amended, provides for the grant of stock options to directors of the Company who are not employees of the Company or any of its subsidiaries. The Plan specifies that nonqualified stock options are to be automatically granted to outside directors of the Company serving as such on June 30 of each year in which the Plan is in effect. Currently, each stock option granted to an outside director of the Company pursuant to the Plan is for 8,000 shares of the Company’s Common Stock, and the purchase price per share is equal to the last reported sale price for the Common Stock on the New York Stock Exchange on the date of grant. The maximum number of shares of Common Stock as to which options may be granted under the Plan is 1,600,000. The amount of shares of Common Stock for which options may be granted to each outside director of the Company and the maximum number of shares of Common Stock for which options may be granted under the Plan were adjusted to reflect the two-for-one stock split of the Company’s Common Stock on August 22, 2005.
   Options for 8,000 shares each, with an option price of $23.37 per share, were granted to Ms. Ecton and Messrs. Bloch, Choate, Frigon, Hale, Lauer, Lewis, Seip, Smith and Wilkins on June 30, 2007. The options are fully vested and immediately exercisable as of the date of grant. All outstanding options expire ten years after the date of grant.
   The Company also offers to its non-employee directors free income tax return preparation services at an H&R Block office of their choice, a 50% discount on tax preparation services from RSM McGladrey, Inc. and free business travel insurance in connection with Company-related travel. In addition, the H&R Block Foundation will match gifts by non-employee directors to any 501(c)(3) organization up to an annual aggregate limit of $5,000 per director per calendar year.

9 •

   The Board has adopted stock ownership guidelines regarding stock ownership by Board members. The Board membership ownership guidelines provide for non-employee directors to own shares of Company stock with an aggregate value generally exceeding five times the annual retainer paid to non-employee directors.
DIRECTOR COMPENSATION TABLE –
The following table sets forth director compensation for non-employee directors for fiscal year 2007.

	Fees Earned or	Option		All Other
	Paid in Cash	Awards		Compensation
Name	($)(1)	($)(2)		($)(3)		Total ($)

Thomas M. Bloch	81,600	60,240	(4)	4,975		146,815

Jerry D. Choate	92,400	60,240	(5)	-0-		152,640

Donna R. Ecton	94,800	60,240	(6)	2,525		157,565

Henry F. Frigon	90,400	60,240	(7)	5,000		155,640

Roger W. Hale	95,200	60,240	(8)	1,000		156,440

Len J. Lauer	86,800	60,240	(9)	5,000		152,040

David B. Lewis	87,200	60,240	(10)	5,000		152,440

Tom D. Seip	101,600	60,240	(11)	6,000	(12)	167,840

Louis W. Smith	111,900	60,240	(13)	5,000		177,140

Rayford Wilkins, Jr.	99,800	60,240	(14)	5,000		165,040

NOTES:

(1)	This column includes, as applicable, the annual director’s fee, meeting fees for each Board and committee meeting attended, committee chairman fees and presiding director fees for fiscal year 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R with respect to fiscal year 2007 for the fair value of stock options granted during fiscal year 2007. Because stock options awards were immediately exercisable on their date of grant, amounts included in the column equal the grant date fair value of the award. Each stock option was valued at $7.53 using the Black-Scholes option pricing model as of the date of grant. For further information concerning stock option valuation assumptions, refer to Item 8, Note 13 “Stock-Based Compensation” of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2007, as filed with the SEC.

(3)	This column includes, as applicable, the value of income tax return preparation services at an H&R Block office, the value of the 50% discount on tax preparation services from RSM McGladrey, Inc., the cost of business travel insurance and the H&R Block Foundation matching amount on contributions to 501(c)(3) organizations.

(4)	As of April 30, 2007, Mr. Bloch held 52,000 options to purchase shares of the Company’s common stock.

(5)	As of April 30, 2007, Mr. Choate held 8,000 options to purchase shares of the Company’s common stock.

(6)	As of April 30, 2007, Ms. Ecton held 84,000 options to purchase shares of the Company’s common stock.

(7)	As of April 30, 2007, Mr. Frigon held 64,000 options to purchase shares of the Company’s common stock.

(8)	As of April 30, 2007, Mr. Hale held 92,000 options to purchase shares of the Company’s common stock.

(9)	As of April 30, 2007, Mr. Lauer held 8,000 options to purchase shares of the Company’s common stock.

(10)	As of April 30, 2007, Mr. Lewis held 16,000 options to purchase shares of the Company’s common stock.

(11)	As of April 30, 2007, Mr. Seip held 40,000 options to purchase shares of the Company’s common stock.

(12)	This amount includes $4,000 of matching contributions that occurred in the 2006 calendar year and $2,000 of matching contributions that occurred in the 2007 calendar year.

(13)	As of April 30, 2007, Mr. Smith held 76,000 options to purchase shares of the Company’s common stock.

(14)	As of April 30, 2007, Mr. Wilkins held 52,000 options to purchase shares of the Company’s common stock.

CORPORATE GOVERNANCE – Our Board of Directors operates under Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board level and management level, with a view to enhancing shareholder value over the long term. The Guidelines also assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s

10 •

business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are not intended to be a static statement of the Company’s policies, principles and guidelines, but are subject to continual assessment and refinement as the Board may determine advisable or necessary in the view of the best interests of the Company and its shareholders.
   The Guidelines provide that a non-employee director may be appointed as the “Presiding Director” of the Board. The Presiding Director (currently Rayford Wilkins, Jr.) leads executive sessions of the non-employee directors at meetings that are held prior to each regular meeting of the Board, reviews with the Chief Executive Officer the Board’s annual Chief Executive Officer performance evaluation and performs other duties as may be designated by the Board. In addition, the Presiding Director may call executive sessions as deemed necessary.
   As further described in the Guidelines, the Board believes that a substantial majority of the Board should consist of directors who are independent under the New York Stock Exchange listing standards. As described below, nine of the Board’s 11 directors are independent directors within the meaning of the Board’s Director Independence Standards and the New York Stock Exchange listing standards.
   The New York Stock Exchange listing standards provide that a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted Director Independence Standards (attached as Appendix B to this proxy statement) to assist the Board in determining whether a director has a material relationship with the Company.
   In June 2007, the Board conducted an evaluation of director independence, based on the Director Independence Standards and the New York Stock Exchange listing standards. In connection with this review, the Board evaluated commercial, charitable, consulting, familial and other relationships between each director or immediate family member and the Company and its subsidiaries. As a result of this evaluation, the Board affirmatively determined that Ms. Ecton and Messrs. Choate, Frigon, Hale, Lauer, Lewis, Seip, Smith and Wilkins are independent directors.
   Finally, all directors, officers and employees of the Company must act ethically and in accordance with the policies comprising the H&R Block Code of Business Ethics and Conduct (the “Code”). The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures for promoting compliance with, and reporting violations of, the Code. The Company intends to post any amendments to or waivers of the Code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on our website.
   DIRECTOR NOMINATION PROCESS – The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, information technology), the Company’s business environment, educational and professional background, ability to work well with other Board members, analytical ability and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
   The Governance and Nominating Committee may seek the input of the other members of the Board and management in identifying candidates who meet the criteria outlined above. In addition, the Governance and Nominating Committee may use the services of consultants or a search firm. The Committee will consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary, at our offices at One H&R Block Way, Kansas City, Missouri 64105. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all candidates for nomination by the Board, including

11 •

those recommended by shareholders. The Company’s Bylaws permit persons to be nominated as directors directly by shareholders under certain conditions. To do so, shareholders must comply with the advance notice time requirements outlined in the “Shareholder Proposals and Nominations” section of this proxy statement.
   COMMUNICATIONS WITH THE BOARD – Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Please indicate on the envelope whether the communication is from a shareholder or other interested party. All such communications will be forwarded to the director or directors to whom the communication is addressed.
   DIRECTOR ATTENDANCE AT ANNUAL MEETINGS – Although the Company has no specific policy regarding director attendance at its annual meeting, all directors are encouraged to attend. Board and Committee meetings are held immediately preceding and following the annual meeting, with directors attending the annual meeting. All of the Company’s directors attended last year’s annual meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS –
   The Board of Directors has appointed KPMG LLP (“KPMG”) as independent accountants to audit the Company’s financial statements for the fiscal year ending April 30, 2008. A representative of KPMG is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires. For additional information regarding the Company’s relationship with KPMG, please refer to the “Audit Committee Report” on page 16.
   The Board of Directors unanimously recommends that shareholders approve the ratification of the appointment of KPMG for the fiscal year ending April 30, 2008. In connection with this recommendation, the Board of Directors considered, and calls shareholders’ attention to, the potentially negative impact of the election of Richard C. Breeden and his associates (the “Breeden nominees”) on KPMG’s independence as the auditor of the Company’s financial statements for the fiscal year ending April 30, 2008.
   In the notice that Breeden Partners was required to give under the Company’s bylaws, as well as in Breeden Partners’ preliminary proxy statement filed with the SEC on July 9, 2007, Breeden Partners failed to disclose that, since August 2005, Mr. Breeden has served as the Monitor of KPMG. (Breeden Partners subsequently included this disclosure in its revised preliminary proxy statement filed with the SEC on July 27, 2007.) Mr. Breeden is compensated and indemnified by KPMG for serving in the capacity of Monitor.
   The Monitorship was established under a deferred prosecution agreement (the “Agreement”) that KPMG entered into with the U.S. Attorney for the Southern District of New York (the “U.S. Attorney”) in a case entitled United States of America v. KPMG LLP. The Agreement gives Mr. Breeden broad jurisdiction, powers and oversight authority over KPMG and all of its personnel until, at the earliest, September 2008. Mr. Breeden’s authority includes review and monitoring of KPMG’s compliance with the Agreement itself, as well as with KPMG’s maintenance and execution of a compliance and ethics program that fully comports with certain specified criteria under the U.S. Sentencing Guidelines and meets other detailed requirements of the Agreement. The Agreement specifically provides that the intent of the Agreement is that the provisions regarding the Monitor’s jurisdiction, powers and oversight authority and duties be broadly construed and it expressly authorizes the Monitor to take “any other actions,” beyond those enumerated, “that are necessary to effectuate his . . . oversight and monitoring responsibilities.” In addition, the Agreement gives Mr. Breeden sole discretionary power to recommend dismissal or other disciplinary action with respect to any KPMG personnel for failure to cooperate with him, which action must be carried out by KPMG unless countermanded by the U.S. Attorney’s Office. The text of the Agreement is available online at http://www.usdoj.gov/usao/nys/pressreleases/ August05/kpmgdpagmt.pdf.
   The Board believes that Mr. Breeden’s assessment of KPMG’s compliance with the Agreement, which he is required to report every four months to the U.S. Attorney’s Office, is of critical importance to KPMG. The

12 •

charges against KPMG may be reinstituted, partners and other personnel may be removed, or the Monitorship may be extended, if it is determined that KPMG has violated any provision of the Agreement.
   Under the SEC’s stringent auditor independence rules, a public company’s auditor must be independent both in fact and in appearance. The general standard under the SEC rules is that an accountant is not independent if “the accountant is not, or a reasonable investor with knowledge of all relevant facts and circumstances would conclude that the accountant is not, capable of exercising objective and impartial judgment on all issues encompassed within the accountant’s engagement.” The SEC rules state that, “[i]n determining whether an accountant is independent, the Commission will consider all relevant circumstances, including all relationships between the accountant and the audit client, and not just those relating to reports filed with the Commission.” In furtherance of the broad independence standard, the SEC rules include a non-exclusive list of relationships that are inconsistent with independence. Among the relationships specifically addressed in the SEC’s rules, a partner or professional employee of an audit firm cannot serve on the board of an audit client without destroying the audit firm’s independence. The Board believes that the unique relationship between Mr. Breeden and KPMG, which Breeden Partners describes in its revised preliminary proxy statement as representing the Department of Justice “in policing KPMG,” gives Mr. Breeden far greater influence over KPMG and its personnel than could be exerted by any one partner or professional employee.
   The Board believes that the issues relating to Mr. Breeden’s service as KPMG’s Monitor also extend to Breeden Partners’ other nominees by virtue of their employment in businesses controlled by Mr. Breeden. Breeden Partners has disclosed that, since 2006, Robert A. Gerard has served as the Senior Advisor and member of the Investment Committee of Breeden Capital Management LLC and that L. Edward Shaw, Jr. has served as Senior Managing Director of Richard C. Breeden & Co., LLC. According to Breeden Partners, Mr. Breeden is the Managing Member and Chairman and Chief Executive Officer of Breeden Capital Management LLC and the Chairman of Richard C. Breeden & Co., LLC.
   The Board believes that the election of Mr. Breeden or the other Breeden nominees as directors of the Company would create a grave risk that KPMG would no longer be deemed to be independent with respect to the Company and therefore that KPMG could no longer audit or review the Company’s financial statements. Although the Agreement provides that “the Monitor is not, and shall not be treated for any purpose, as an officer, employee, agent or affiliate of KPMG,” the Board believes that independence turns upon the reality of a relationship rather than its characterization in an agreement — particularly one entered into before Mr. Breeden launched his investment funds or acquired any shares of the Company’s stock. In response to the Company raising the issues discussed in this Item 2, the U.S. Attorney notified the Company that “[y]ou have not asked this Office to take any action, and we do not believe any action is warranted.” However, the Agreement expressly states that it is not binding on any regulatory authorities other than the U.S. Attorney and the Department of Justice, and the Company understands that the authorities responsible for regulating public company auditor independence are the Office of Chief Accountant of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”).
   As part of its oversight responsibilities under its charter, the Audit Committee is required to determine whether the Company’s outside auditors are independent. Similarly, the PCAOB requires an outside auditor to disclose to the audit committee of its client all relationships between the auditor and the audit client that, in the auditor’s professional judgment, “may reasonably be thought to bear on independence.” The Audit Committee will make a determination concerning KPMG’s independence based on all relevant facts and circumstances, including the views of KPMG, which has an obligation to inform the Audit Committee of its own determination about its independence. Under certain circumstances, the Audit Committee may seek consultation with the Office of Chief Accountant and/or the PCAOB.
   In the event KPMG must be replaced, the Company believes that, in contrast with the orderly post-year-end change of auditors which it experienced in 2003, prior to the applicability of Section 404 of the Sarbanes-Oxley Act and related rules and regulations, a mid-year change of auditors would be disruptive and divert management and Board attention from strategic and operational matters. First, the Audit Committee must identify potential independent auditors and complete an engagement process with another audit firm that has the requisite qualifications, resources, independence and willingness to accept the engagement, including the negotiation of acceptable commercial terms. Complicating this effort, there are a limited number of audit firms other than KPMG that are capable of auditing a public company such as H&R Block and the Company currently engages some of them for significant services that may render such firms non-independent or unwilling to accept an audit engagement. Assuming this hurdle can be overcome, the new independent auditor, working in conjunction

13 •

with the Company, would be required to perform extensive procedures to establish an understanding of the significant processes and controls for the Company’s significant business units, as mandated by Statement on Auditing Standards No. 100, to enable the new auditor to perform a review of the Company’s quarterly financial statements, which is a prerequisite to the Company filing a quarterly report on Form 10-Q. The new independent auditor would be required to perform even more extensive procedures in connection with its audit of the Company’s year-end financial statements and its assessment of the Company’s internal control over financial reporting under Section 404. The Company expects that it would incur significant “first-time through” costs attributable to the new independent auditor’s need to familiarize itself with the Company, including the use of additional auditor personnel, as well as the loss of the prior auditor’s institutional knowledge and ability to rely on prior work (and thus a loss of the cost efficiencies anticipated to be created by the provisions of newly-adopted Auditing Standard No. 5 relating to subsequent years’ audits). In addition, there can be no assurance that a change to new independent auditors in the middle of the fiscal year would not delay the filing of a quarterly report on Form 10-Q, which in turn could lead to a breach of the reporting covenants under the Company’s debt instruments and postponement of securities offerings that may be desirable for the Company to undertake.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 3 –
SHAREHOLDER PROPOSAL RELATED TO THE COMPANY’S CHAIRMAN OF THE BOARD POSITION –
The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, record owner of 200 common shares, has notified us that it intends to present the following proposal at this year’s meeting. The Board recommends a vote against this proposal for the reasons set forth following the proposal.
   The text of the proposal and supporting statement appear in the exact form received by the Company. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent:
   “RESOLVED: That stockholders of H&R Block, Inc., (“H&R Block” or “the Company”) ask the Board of Directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of the Company.
   The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
Supporting Statement:
It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (“CEO”), in directing the corporation’s business and affairs. Currently at our Company Mr. Mark A. Ernst holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.
   It is difficult to overstate the importance of the board of directors in our system of corporate accountability. As the Conference Board Commission on Public Trust and Private Enterprise stated, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
   The responsibilities of a company’s board of directors include reviewing and approving management’s strategic and business plans; approving material transactions; assessing corporate performance; and selecting, evaluating, compensating and, if necessary, replacing the CEO (Report of the NACD Blue Ribbon Commission on Director Professionalism). Although the board and senior management may work together to develop long-range plans and relate to key constituencies, we believe the board’s responsibilities may sometimes bring it into conflict with the CEO.

14 •

   In our opinion, when a CEO serves as board chairman, this arrangement may hinder the board’s ability to monitor the CEO’s performance. As Intel co-founder and former chairman Andrew Grove put it, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”
   We urge stockholders to promote independent board leadership and vote for this proposal.”
H&R BLOCK’S RESPONSE –
The Board fully recognizes that independent oversight of management is an important component of an effective board and believes that it has discharged this responsibility well to date. However, the Board does not believe that mandating a separation of the positions of Chairman of the Board and Chief Executive Officer is either necessary or effective to achieve oversight.
   Our Company’s Bylaws provide the maximum flexibility to the Board in selecting the individual best suited to serve as Chairman. The Board annually determines the most appropriate person to serve as Chairman, which could result in the selection of an independent Chairman if the Board were to deem such selection appropriate. Adopting a policy to mandate that the Chairman be an independent director would restrict this flexibility and is not in the best interests of our Company or the shareholders in light of our current governance structure.
   Our Company’s Corporate Governance Guidelines provide that independent directors shall constitute a substantial majority of the Board. To that end, our Company has an overwhelmingly independent board, as nine of the Board’s 11 directors are independent under the New York Stock Exchange listing standards. Furthermore, the Board has a Presiding Director who is an independent director that serves as Chairman of the Executive Committee, leads executive sessions of the independent directors at meetings held prior to each regular meeting of the Board, reviews with the Chief Executive Officer the Board’s annual Chief Executive Officer performance evaluation and performs other duties as may be designated by the Board. In addition, the Presiding Director may call executive sessions as deemed necessary.
   Our Company’s governance practices also assure that the Board will have the necessary authority and practices in place to review and evaluate our Company’s business operations as needed to make decisions that are independent of our Company’s management. Specifically, each of the Audit, Compensation, and Governance and Nominating Committees are required to consist solely of independent directors, and the Finance Committee must consist of a majority of independent directors. Also, the Board has full access to our Company employees to ensure that directors can ask all questions and obtain all information necessary to fulfill their duties. In addition, the Board has access to, and authority to engage, outside advisors.
   Concerning Chief Executive Officer compensation, the independent directors, led by the Compensation Committee, conduct a review at least annually of the performance of the Chief Executive Officer. The independent directors establish the evaluation process and determine the specific criteria by which the Chief Executive Officer is evaluated. The Board’s Presiding Director, as previously discussed, communicates and reviews with the Chief Executive Officer the results of the performance evaluation.
   As indicated above, the governance profile of our Company is sufficient to ensure that the Board provides independent oversight of management. The Board believes it is in the best interests of our Company and its shareholders to retain flexibility to exercise its collective judgment to determine who should serve as Chairman, given the circumstances at any particular point in time.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOREGOING REASONS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

15 •

AUDIT COMMITTEE REPORT –
The Company’s management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company’s disclosure controls and procedures and internal control over financial reporting. The Company’s independent accountants are responsible for (i) auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States and (ii) auditing management’s assessment of the Company’s internal control over financial reporting and expressing an opinion on such assessment. The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, the independent accountants and the internal auditor to review and oversee matters relating to the Company’s financial statements, internal audit activities, disclosure controls and procedures and internal control over financial reporting and non-audit services provided by the independent accountants.
   The Audit Committee has reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent accountants, the Company’s audited financial statements for the fiscal year ended April 30, 2007. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 relating to communication with audit committees. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board No. 1 relating to independence discussions with audit committees; has discussed with KPMG their independence from the Company and its management; and has considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
   Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2007, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Louis W. Smith, Chairman
Jerry D. Choate
Len J. Lauer
David Baker Lewis
Tom D. Seip

AUDIT FEES –
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended April 30, 2007 and 2006 and fees billed for other services rendered by KPMG LLP for such years (Audit fees for the year ended April 30, 2006 have been adjusted to reflect additional fees incurred in fiscal year 2006 that were approved by the Audit Committee of the Board of Directors after the Company’s fiscal year 2006 proxy statement was filed with the SEC):

Fiscal Year	2007	2006

Audit fees	$5,029,409	$4,604,040
Audit-related fees	1,116,932	612,163
Tax fees	231,590	–
All other fees	–	–
Total fees	$6,377,931	$5,216,203

   Audit Fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
   Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor.
   Tax Fees consist of fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, tax consultation and tax advice.

16 •

   The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor’s independence. Under the Audit Committee’s pre-approval policy, the terms and fees of the annual audit engagement require specific Audit Committee approval. Other types of service are eligible for general pre-approval. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific Audit Committee pre-approval. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.
   General pre-approval granted under the Audit Committee’s pre-approval policy extends to the fiscal year next following the date of pre-approval. The Audit Committee reviews and pre-approves services that the independent auditor may provide without obtaining specific Audit Committee pre-approval on an annual basis and revises the list of general pre-approved services from time to time. In determining whether to pre-approve audit or non-audit services (regardless of whether such approval is general or specific pre-approval), the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole and no one factor should necessarily be determinative. The Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for Audit Services and fees for Audit-Related Services, Tax Services and All Other Services.
   The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
   The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2007 fiscal year was compatible with maintaining the independent accountant’s independence.

EXECUTIVE COMPENSATION –
COMPENSATION DISCUSSION AND ANALYSIS
   INTRODUCTION – We are committed to increasing shareholder value through profitable growth and the execution of specific strategies for each of our businesses. Superior performance by our executive officers and management team is essential to achieving that goal. To that end, we have designed our executive compensation program to attract, retain, motivate and reward a high-performing executive team.
   For the fiscal year ended April 30, 2007, our named executive officers (“NEOs”) were:

Mark A. Ernst	Chairman of the Board, President and Chief Executive Officer
William L. Trubeck	Executive Vice President and Chief Financial Officer
Robert E. Dubrish	Chief Executive Officer, Option One Mortgage Corporation
Steven Tait	President, RSM McGladrey Business Services, Inc.
Timothy C. Gokey	President, U.S. Tax Operations of H&R Block Services, Inc.
Nicholas J. Spaeth	Former Senior Vice President and Chief Legal Officer
   EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES – Our philosophy is to link executive compensation closely to shareholder value creation. This linkage may be direct to total shareholder return, or to financial, operational, and individual measures that we believe ultimately drive shareholder value. We establish performance objectives, consistent with our business planning process, that reflect meaningful progress toward strategy execution and shareholder value creation. Our executive compensation programs are designed to achieve pay for performance and alignment with long-term shareholder interests.
   When determining the type and amount of executive compensation, we emphasize the direct elements of pay (both current cash compensation and long-term, equity-based compensation) as opposed to other, more indirect pay programs (i.e., executive benefits and perquisites). We combine these components in a manner we believe

17 •

delivers appropriate awards for contributing to current business results, while at the same time motivating our executives to enhance future business results. We determine the mix between cash compensation and long-term, equity-based compensation based on market competitiveness and what we believe will motivate our executive team to achieve our business objectives.
   The Compensation Committee works with compensation consultants to define the appropriate market for executive compensation and benchmark our executive compensation program against that market each year. The following data sources are used in conducting this benchmarking process: proxy disclosures by a peer group consisting of companies similar to us in terms of industry and scope of operations (the “Peer Group”); specialized survey data covering similar positions in general industry and financial and professional services; and other relevant market information. The Compensation Committee reviews all data to confirm that the information is appropriate in light of our business and industries in which we compete for executive talent. The benchmarking process is conducted as follows:

▪	For the top five executives, Peer Group data are blended with survey data to yield a market composite;

▪	For executives below the top five, general and industry survey data are collected; and

▪	For all levels of our organization, Peer Group compensation data is reviewed to understand relevant compensation practices and programs.
   The Compensation Committee reviews the Peer Group annually and revises the Peer Group as circumstances warrant. In light of our unique business portfolio (which consists of tax services, mortgage services, investment services and business services), there is no one company that is a true peer for compensation benchmarking purposes. Accordingly, the Peer Group consists of companies with (i) business lines most similar to our portfolio of businesses and (ii) similar size, revenues, earnings and market capitalization. For fiscal year 2007, the Peer Group consisted of the following financial and professional service companies:

Principal Financial Group	Affiliated Computer Services
First American Corporation	Fiserv
State Street Corporation	Marshall & Isley
Mellon Financial Corporation	MBIA
Charles Schwab Corporation	MGIC Investment Group
Franklin Resources	Ambac Financial Group
Golden West Financial Corporation	AmSouth Bancorporation
   For fiscal year 2008, the Peer Group has been adjusted primarily to (i) reduce the emphasis on mortgage services in light of the expected sale of Option One Mortgage Corporation (“OOMC”), and (ii) replace companies that have been, or are being, acquired. The fiscal year 2008 Peer Group is as follows:

First American Corporation	Fiserv
Affiliated Computer Services	Marshall & Isley
Key Corporation	MBIA
Mellon Financial Corporation	Ceridian
Charles Schwab Corporation	Ambac Financial Group
Franklin Resources	Intuit
   Generally, our philosophy is to target total compensation at the market median with a substantial portion of total compensation at risk for performance. The Compensation Committee generally sets performance objectives for specific awards (threshold, target and maximum) such that the targeted level of total compensation can be achieved only when targeted business performance objectives are met. Consequently, executives may receive total compensation substantially above or below targeted pay levels depending upon business performance.
   USE OF EXTERNAL CONSULTANTS – The Compensation Committee retains Mercer Human Resources Consulting (“Mercer”) as an external compensation consultant for objective advice and assistance on executive compensation matters. Among other things, Mercer advises the Committee on the assessment of market compensation levels, our pay positioning relative to the market, the mix of pay, incentive plan design, and other

18 •

executive employment terms. Mercer provides its advice based in part on prevailing and emerging market practices, but also in part on our specific business context. Mercer performs other services for the Company, although the Committee’s specific advisors perform no other work for the Company. The Committee reviews these other services twice annually to ensure the objectivity of Mercer’s advice to the Committee. The Compensation Committee has the right to terminate Mercer’s services at any time.
   EXECUTIVE EVALUATION PROCESS – Each year, our Compensation Committee reviews our CEO’s performance against the financial, strategic and individual objectives established previously by the non-employee members of the Board. Based upon its review, the Compensation Committee makes recommendations to the non-employee members of the Board regarding the CEO’s compensation. The non-employee members of the Board then determine the CEO’s compensation, taking into account the Compensation Committee’s recommendation and their own review of the CEO’s performance.
   Our Compensation Committee assesses the performance of other executive officers and approves the compensation of such officers, taking into account recommendations of the CEO. Our CEO and senior vice president of human resources assist the Compensation Committee in reaching compensation decisions regarding executives other than the CEO. Executive officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with their supervisors.
   ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM – Our executive compensation program consists of four elements: base salary, short-term incentives, long-term incentives and benefits and perquisites. Each of our compensation elements fulfills one or more of our objectives of attracting, retaining, motivating and rewarding a high-performing executive team. These elements are evaluated by our Compensation Committee, which has authority to approve certain matters and makes recommendations to our non-employee directors regarding matters requiring approval by the non-employee directors (such as the compensation of our CEO and certain actions under plans in which the CEO participates). Our non-employee directors take these recommendations into account in making determinations. All determinations discussed below were approved by a majority vote.
   Base Salary – We establish and pay base salaries at levels designed to enable us to attract and retain superior executive talent and to reward executives for consistently high performance over a sustained time period. We determine executive base salaries based on the executive’s role, experience, and performance, as well as relative responsibilities within the Company and market data for similar positions.
   For fiscal year 2007, base salaries for our NEOs were as follows:

	Fiscal Year 2007	% Increase from
NEO	Salary	Fiscal Year 2006
Mark A. Ernst	$860,000	0%
William L. Trubeck	475,000	2.5%
Robert E. Dubrish	500,000	2.0%
Steven Tait	465,000	9.4%
Timothy C. Gokey	465,000	10.7%
Nicholas J. Spaeth	412,000	0%
   Mr. Ernst declined a salary increase at the end of fiscal year 2006, so his fiscal year 2007 salary was unchanged from fiscal year 2006. All increases reflect a general increase to keep pace with market movement. In addition, Mr. Tait’s increase reflects strong fiscal year 2006 performance at our Business Services strategic business unit, and Mr. Gokey’s increase reflects an adjustment to align his base salary with salaries of other executives in the Company. Mr. Spaeth’s base salary remained unchanged for fiscal year 2007 in light of his responsibilities compared to those of our other executives.

19 •

   At their June 2007 meetings, the Compensation Committee approved the following base salaries for our NEOs, effective July 1, 2007 (except for Mr. Ernst, whose base salary was approved by the non-employee members of the Board of Directors, based upon a recommendation of the Compensation Committee):

	Fiscal Year 2008	% Increase from
NEO	Salary	Fiscal Year 2007
Mark A. Ernst	$900,000	4.7%
William L. Trubeck	500,000	5.3%
Robert E. Dubrish	500,000	0.0%
Steven Tait	475,000	2.2%
Timothy C. Gokey	475,000	2.2%
Nicholas J. Spaeth	n/a	n/a
   The increase for Mr. Ernst reflects an adjustment to bring his salary closer to a market comparable level. The increase for Mr. Trubeck reflects both a general market increase and recognition of his performance. Mr. Dubrish did not receive a salary increase due to the pending sale of OOMC and the retention award he received as described on page 24. The increases for Messrs. Tait and Gokey reflect a general increase to keep pace with market movement.
   Short-Term Incentive Compensation – Our short-term incentive (“STI”) compensation program is designed to reward executives for achieving pre-established annual financial and strategic objectives and, in some cases, individual performance objectives. For corporate-level executives, 40% of targeted STI compensation is tied to our corporate earnings per share (“EPS”), and the remaining 60% is based on financial and strategic performance objectives at the business unit level. This performance framework recognizes the importance of EPS and also ensures that our corporate-level executives maintain a strategic focus on all business units. For our unit-level NEOs, we weight business-unit performance more heavily, with 20% of targeted STI compensation tied to corporate EPS and 80% based on business unit objectives. This framework reflects the greater and more direct impact of unit-level executives on their business units.
   The financial-performance goals under our STI compensation program are based on our fiscal year business plan, which is developed by management and approved by the Board of Directors. Performance targets in general are tied directly to the business plan. Threshold and maximum performance goals are established above and below the target goals to establish an appropriate relationship between changes in performance and changes in pay. Each year, the Compensation Committee reviews management’s proposed financial performance goals and other strategic performance objectives for use under the STI compensation program for the following year.
   We pay STI compensation following completion of our fiscal year, and generally pay STI compensation only to the extent the Company (or applicable business unit) has met the applicable financial and strategic performance objectives previously reviewed and approved by the Compensation Committee for business-unit level executives and by the Board’s non-employee directors for corporate-level executives. Prior to payment, the Compensation Committee reviews and approves the STI compensation payouts for business-unit level executives. The Board’s non-employee directors review and approve STI compensation payouts for corporate-level executives, based on recommendations from the Compensation Committee. STI compensation payouts can range from 0% to 200% of the target award based on actual performance against previously established objectives.
   STI compensation payouts generally are paid in cash. Any payouts in excess of 150% of the targeted payouts (“Restricted Stock STI Payouts”) are paid in restricted shares of our common stock under terms and restrictions identical to those of restricted stock awarded as long-term incentive compensation as described below. The amount of restricted stock awarded is calculated by dividing the cash value of the applicable incentive compensation by the last reported closing price for our common stock as of June 30 (the date on which we award restricted stock each year). We pay Restricted Stock STI Payouts as a means to provide an incentive for sustained high performance over an extended time period.
   A portion of our NEO’s STI compensation is paid through the H&R Block Executive Performance Plan (the “Executive Performance Plan”), which was approved by our shareholders on September 7, 2005. The Executive Performance Plan permits us to deduct portions of our NEOs’ STI compensation as “performance-based

20 •

compensation” under Section 162(m) of the Internal Revenue Code. Awards under the Executive Performance Plan are based on financial and strategic performance objectives reviewed and approved each year by the Compensation Committee for business-unit level executives and by the Board’s non-employee directors, based upon a recommendation of the Compensation Committee, for corporate-level executives. For fiscal year 2007, the performance objectives under the Executive Performance Plan were the same as those under our general STI compensation program. For fiscal year 2007, awards under the Executive Performance Plan were made to our CEO and four other highest paid executive officers whose remuneration is potentially subject to Section 162(m).
   Actions Pertaining to Fiscal Year 2007 STI Compensation. At their June 2006 meetings, the Compensation Committee recommended and the non-employee members of the Board approved the fiscal year 2007 STI performance criteria for our NEOs. STI performance criteria for our corporate-level NEOs, Messrs. Ernst and Trubeck, included corporate EPS, Tax Services retail tax clients served, Tax Services digital tax clients served, OOMC cost of origination, Mortgage Services wholesale origination volume, Financial Services pre-tax earnings and Business Services pre-tax earnings. STI performance criteria for our business unit-level NEOs typically included growth in corporate diluted EPS and business-unit-specific criteria, including pre-tax earnings growth, revenue unit growth and cost-of-service margins. These criteria were selected as the key corporate and business unit drivers of shareholder value. The performance targets were established at levels such that executives would receive a target-level payout if we met our fiscal year 2007 business plan goals. The fiscal year 2007 business plan goals were consistent with financial performance guidance announced publicly in June 2006.
   The table below provides the target-level payout under our 2007 STI program (through our Executive Performance Plan) for our NEOs, as well as awards actually paid based on performance against previously established 2007 STI program performance objectives:

	Target
	Opportunity
	(% of Base	Target	Actual
NEO	Salary)	Opportunity	Award
Mark A. Ernst	110%	$946,000	$236,500
William L. Trubeck	70%	332,500	83,125
Robert E. Dubrish	70%	350,000	–
Steven Tait	70%	325,500	–
Timothy C. Gokey	70%	325,500	296,205
Nicholas J. Spaeth	60%	247,200	n/a
   For fiscal year 2007, actual STI compensation payouts were less than targeted payouts because results achieved were below pre-established performance objectives. In particular, our results were substantially below (i) our corporate EPS target (which affected payouts for all NEOs), (ii) our Financial Services segment pre-tax earnings target (which affected payouts for Messrs. Ernst and Trubeck), (iii) our Business Services segment pre-tax earnings target (which affected payouts for Messrs. Ernst, Trubeck and Tait) and (iv) our minimum mortgage origination and cost of origination targets (which affected payouts for Messrs. Ernst, Trubeck and Dubrish).
   In June 2007, the Compensation Committee approved contingent discretionary short-term incentive compensation awards to our NEOs (except for Mr. Ernst, whose discretionary award was approved by the non-employee members of the Board of Directors, based upon a recommendation of the Compensation Committee). Because of the importance of completing the OOMC sale, the discretionary awards will not be paid until the

21 •

OOMC sale is completed pursuant to the terms of the OOMC sale agreement. The contingent discretionary awards are as follows:

NEO	Award
Mark A. Ernst	$236,500
William L. Trubeck	149,625
Robert E. Dubrish	49,000
Steven Tait	45,570
Timothy C. Gokey	45,570
Nicholas J. Spaeth	n/a
   The contingent discretionary awards recognize the efforts of Messrs. Ernst, Trubeck and Dubrish in preparing for the sale of OOMC and negotiating an agreement to sell OOMC in a difficult and challenging market environment for sub-prime mortgage companies. In addition, the awards to all of the NEOs reflect (i) the client growth in our retail tax business and market share growth in our digital tax business during fiscal year 2007, (ii) the revenue growth in our Business Services legacy core business service offerings of accounting, tax, consulting and the wealth management business, and (iii) OOMC’s performance, which was better than most of its industry peers in a market that encountered extraordinary volatility and turmoil in fiscal year 2007. The Committee set the contingent discretionary award amounts so that the combined amount of the contingent discretionary awards (if paid) and the actual STI awards would be less than both the target STI award for each individual and the STI payout for each individual that would have been paid had discontinued operations been excluded from the STI award calculation.
   Actions Pertaining to Fiscal Year 2008 STI Compensation. At their June 2007 meetings, the Compensation Committee recommended and the non-employee members of the Board approved fiscal year 2008 target STI opportunities for our corporate-level NEOs, Messrs. Ernst and Trubeck, and our Compensation Committee approved target STI opportunities for our business unit-level NEOs as follows:

	Target
	Opportunity
	(% of Base	Target
NEO	Salary)	Opportunity
Mark A. Ernst	125%	$1,125,000
William L. Trubeck	80%	400,000
Robert E. Dubrish	70%	350,000
Steven Tait	70%	332,500
Timothy C. Gokey	70%	332,500
Nicholas J. Spaeth	n/a	n/a
   The above target opportunities are intended to place a significant portion of our NEOs’ fiscal year 2008 total cash compensation at risk with company performance, thereby aligning our NEOs’ compensation with shareholder interests. These target opportunities are also intended to provide competitive total compensation opportunities within the market context. In particular, the target opportunities for Messrs. Ernst and Trubeck were increased from the prior year to bring the total of salary and target STI closer to applicable market levels.
   The Compensation Committee recommended and the non-employee Board members approved the following fiscal year 2008 STI performance criteria for our corporate-level NEOs: corporate earnings per share from continuing operations, consolidated pre-tax earnings from continuing operations, consolidated revenue from continuing operations, Tax Services professional services tax clients served, Tax Services digital paid tax clients served and Business Services pre-tax earnings. The Compensation Committee approved the STI performance criteria for business unit-level NEOs, which typically include corporate earnings per share from continuing operations and business-unit-specific criteria such as pre-tax earnings growth and in some cases revenue unit performance and revenue growth targets. These criteria were selected as the key corporate and business unit drivers of shareholder value. The performance targets were established at levels such that executives will

22 •

receive a target-level payout if we meet our fiscal year 2008 business plan goals. The fiscal year 2008 business plan goals are consistent with financial performance guidance announced publicly in June 2007.
   Long-Term Incentive Compensation – We pay equity-based compensation to encourage stock ownership by our executive officers and to provide executives an economic interest in increasing shareholder value over the long term, thereby aligning executive and shareholder interests. We also use equity-based compensation to encourage retention by providing for equity-based compensation to vest over multi-year periods. We believe that our equity-based compensation is effective in attracting, retaining, and rewarding executives and key employees.
   Equity-based compensation is awarded at the Board’s discretion, taking into account the Compensation Committee’s recommendations. We generally award equity-based compensation on an annual basis as of each June 30, which typically follows the announcement of our financial results for the most recently completed fiscal year and our financial performance guidance for the upcoming fiscal year. From time to time we award equity-based compensation as part of an employment offer or promotion or, in certain limited instances, as a special award. The amount of equity-based compensation awarded is based on the executive’s level of responsibility, performance and long-term potential. The award amount is also guided by market data for positions of similar scope and responsibility.
   Our equity-based compensation consists of stock options, performance shares and restricted stock. In fiscal years 2007 and 2008, our NEOs received a mix of equity-based compensation consisting of approximately 50% to 75% of value in stock options and 50% to 25% of value in performance shares, respectively. Other senior executives generally received an equity-based compensation mix of approximately 67% of value in stock options and 33% of value in restricted stock or performance shares. The equity-compensation mix for other eligible executives was 50% of value in stock options and 50% of value in restricted stock. The Compensation Committee weighted the mix of these awards to be consistent with our objective of providing compensation that is appropriately balanced from an at-risk perspective. We weight the mix of equity-based compensation so that senior executives receive a greater portion of long-term value in stock options and performance shares (rather than restricted shares) to more closely align their pay with company performance.
   The forms of equity-based compensation, which are delivered pursuant to our 2003 Long-Term Executive Compensation Plan, are as follows:
   Stock Options – We generally grant stock options annually as of each June 30, following the June Compensation Committee and Board meetings at which annual equity-based compensation awards are recommended and approved. In cases of grants for new hires, promotions and special awards, options are awarded as of the first trading day of the month following the month during which the hiring, promotion or special award occurred. Option exercise prices are set at the closing price of the stock on the date of grant and the options expire after ten years. Options granted in fiscal year 2007 generally become exercisable (i) over a three-year period in one-third increments or (ii) if earlier, upon occurrence of a “change of control” of the Company as explained below. We do not re-price previously granted options.
   Performance Shares – Performance shares are awarded annually as of each June 30. A participating executive receives 0.5 times the target number of performance shares and has an opportunity to receive as much as 1.5 times the target number for achievement of performance against a pre-established objective. The 1.5 times maximum opportunity provides an incentive for driving significant shareholder value over the long-term. We limited the range of payout to 0.5 to 1.5 times the target number of shares to recognize the complexities of setting meaningful performance objectives over the long term, given our business mix and overall market volatility. In addition, the actual value of shares earned is affected directly by our share price at the end of the performance period.
   Performance shares vest after three years (pursuant to performance against pre-established objectives) and are contingent upon the recipient remaining employed with the Company throughout the three-year performance period. Performance shares are settled upon vesting using shares of our common stock and do not pay dividends during the vesting period. Instead, dividend equivalents are carried as fractional performance shares until vesting, at which time they are settled as additional shares of common stock. Unvested performance shares do not carry voting rights. Shares earned through achievement of performance objectives carry voting rights once the shares are paid out.
   Performance shares granted in fiscal year 2007 for corporate-level executives and unit-level executives in Tax Services will be earned based on our relative total shareholder return for the three-year period ending April 30, 2009. In light of the pending sale of OOMC, performance shares granted in fiscal year 2007 for Mortgage

23 •

Services executives will be based on our relative total shareholder return through an interim period ending prior to the OOMC sale date, with target awards being prorated to reflect the shorter measurement period. In each case, relative total shareholder return will be measured against the S&P 500 at the following parameters:

▪	The maximum number of shares (1.5 times the target award) for relative total shareholder return at or above the 70th percentile (representing part of an above-market pay package);

▪	The target number of shares for relative total shareholder return at the 50th percentile (representing part of an at- market pay package); and

▪	The minimum number of shares (0.5 times the target award) for relative total shareholder return at the 30th percentile or below (representing part of a below-market pay package).
   Awards will be linearly interpolated for performance between minimum and target or between target and maximum as defined above.
   Performance shares granted in fiscal year 2007 to business unit-level executives in Business Services and H&R Block Financial Advisors will be earned based on cumulative earnings targets for the respective business unit. We believe that using business-unit performance objectives, rather than relative total shareholder return, is a better metric for these smaller businesses because senior executives in these business units have a greater impact upon their business unit results.
   Restricted Stock — Restricted stock is granted annually as of each June 30 and, in certain cases, upon hiring or promotion or as a special award. Restrictions on restricted stock granted in fiscal year 2007 lapse over a three-year period in one-third annual increments beginning on the first anniversary of the date of issuance. Prior to the lapse of restrictions, restricted stock may not be transferred and is in most cases forfeited upon cessation of employment. Restricted stock recipients receive cash dividends on unvested restricted stock on the same basis as if such stock were unrestricted. Restricted stock recipients may vote unvested restricted stock shares at shareholders meetings.
   2006 and 2007 Long-Term Incentive Compensation Awards. In June 2006, our NEOs were granted stock options and performance shares in the following amounts:

	Securities
	Underlying	Performance
Name	Options	Shares
Mark A. Ernst	376,885	33,335
William L. Trubeck	125,000	15,000
Robert E. Dubrish	125,000	15,000
Steven Tait	100,000	10,000
Timothy C. Gokey	125,000	15,000
Nicholas J. Spaeth	55,000	6,000
   The stock options are exercisable at a price of $23.86 per share (the date-of-grant closing price on June 30, 2006). The performance shares for Messrs. Ernst, Trubeck, Dubrish, Gokey and Spaeth were scheduled to vest after three years, with the actual number of performance shares to be received depending on our relative total shareholder return as compared to the S&P 500 as described above. As noted above, we use business-unit specific performance objectives for performance shares granted to executives at Business Services. Accordingly, the performance share terms for Mr. Tait provide for vesting after three years, with the actual number of performance shares Mr. Tait will ultimately receive depending on our Business Services segment cumulative net earnings for the three fiscal years ending on April 30, 2009.

24 •

   In June 2007, our NEOs were granted stock options and performance shares in the following amounts:

	Securities
	Underlying	Performance
Name	Options	Shares
Mark A. Ernst	425,000	36,000
William L. Trubeck	125,000	15,000
Robert E. Dubrish	—	—
Steven Tait	80,000	15,000
Timothy C. Gokey	125,000	15,000
Nicholas J. Spaeth	n/a	n/a
   The stock options are exercisable at a price of $23.37 per share (the date-of-grant closing price on June 30, 2007). The performance shares for Messrs. Ernst, Trubeck and Gokey vest after three years, with the actual number of performance shares to be received depending on our relative total shareholder return as compared to the S&P 500 as described above. The performance share terms for Mr. Tait provide for vesting after three years, with the actual number of performance shares Mr. Tait will ultimately receive depending on our Business Services segment cumulative net earnings (excluding discontinued operations for fiscal year 2008) for the three fiscal years ending on April 30, 2010. Fiscal year 2007 long-term incentive compensation awards are largely consistent with the corresponding rewards for fiscal year 2006 and were based on responsibility levels, performance and long-term potential, as well as the market for positions of similar scope and responsibility. Mr. Dubrish did not receive any grants of options or performance shares due to the pending sale of OOMC and the retention award he received as described on page 24.
   Compensation “Clawback” Policy – If our Board determines that an executive officer has engaged in negligence or fraudulent or intentional misconduct that results in a significant restatement of our financial results and a resulting overpayment in compensation, the Board has the authority to seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive in all previous years that is greater than would have been paid or awarded if calculated based on the restated financial results.
   Benefits – We provide certain benefits to all employees such as: employer matching contributions to our qualified retirement plans; an employee stock purchase plan that permits purchases of our common stock at a discount; life insurance; and health and welfare benefit programs. Benefits for executives generally are the same as benefits for all other employees, except that executive officers and certain key employees may participate in our executive survivor plan and deferred compensation plan. We believe our executive benefit program is generally conservative relative to market practice, which is consistent with our philosophy to emphasize the direct elements of our executive compensation program.
   Our executive survivor plan is a life insurance plan that provides death benefits up to three times the participating executive’s salary. The death benefits are payable to beneficiaries designated by the participating executives.
   Our deferred compensation plan is designed to build retirement savings by offering participants the opportunity to defer salary and short-term incentive compensation. We contribute an annual match to the plan equal to 100% of the first 5% of aggregate salary and bonus deferred to the plan and our qualified retirement plans, less any employer matching contributions made previously to one of our qualified retirement plans for that year. Company contributions vest (i) over a ten-year period starting from the date an executive officer first participates in the plan and (ii) upon a change in control. Gains or losses are posted to a participant’s account pursuant to his or her selection of various investment alternatives. The plan benefits are paid following termination of employment, except in cases of disability or hardship.
   Perquisites – We provide minimal perquisites to our senior executive officers. These perquisites consist primarily of reimbursements for tax preparation fees and reimbursements for physical examinations. We also own a fractional interest in a private aircraft for executives and directors to use for business travel purposes. Our chief executive officer occasionally utilizes this private aircraft at his expense for personal use. He reimburses us for this personal use at the same contractual rate we are charged, which is higher than fares for corresponding commercial flights. We believe our overall executive perquisites are conservative compared with the market.

25 •

TERMINATION OF EMPLOYMENT AND SEVERANCE ARRANGEMENTS –
   Severance – We provide severance compensation and health and welfare benefits under a standard severance plan to certain employees whose employment is involuntarily terminated in certain instances. We offer this plan as a tool for attracting and retaining talented employees and structure the plan to be generally consistent with competitive market practice. In addition, we may from time to time as circumstances warrant pay severance compensation and related benefits over and above benefits provided by our standard severance plan.
   Under our standard severance plan, an employee who is involuntarily terminated will qualify for compensation and benefits under our severance plan unless (i) the employee was offered a comparable position, (ii) the termination resulted from a sale of assets or other corporate acquisition or disposition, (iii) the employee’s position was redefined to a lower salary rate, (iv) the employee was terminated for “cause,” or (v) the employee’s employment contract was not renewed. Executive officers with employment agreements receive severance pay based upon the number of years of service as defined in their employment agreement. Otherwise, an executive receives one month’s salary as severance pay for each year of service, subject to a minimum of 6 months’ severance pay and a maximum of 18 months’ severance pay. In addition, executive officers receive a pro-rated payment of short-term incentive compensation at the target pay-out rate, based on the executive’s years of service. Our severance plan also provides for stock options that would have vested within 18 months after termination to vest as of the termination date. Pursuant to the plan, employees may exercise stock options vested as of the termination date for a period following termination generally not exceeding fifteen months.
   We paid severance compensation to one of our NEOs, Nicholas J. Spaeth, during fiscal year 2007. Under his severance arrangement, Mr. Spaeth is receiving severance pay totaling $659,000 over a twelve-month period beginning January 2, 2007, which represented one year of base salary and the fiscal year 2007 target-level STI payout. In addition, (i) 223,883 previously granted stock options (which were scheduled to vest before July 2, 2008) vested and became exercisable as of January 2, 2007 and (ii) restrictions on 36,667 previously awarded shares of H&R Block, Inc. common stock (which were scheduled to lapse before July 2, 2008) terminated as of January 2, 2007, resulting in such shares becoming fully vested as of January 2, 2007. Mr. Spaeth was awarded severance compensation over and above that provided by our standard severance plan in consideration of transition assistance Mr. Spaeth provided in connection with his leaving the Company.
   A table showing potential severance payments to our NEOs is located on page 34 in this proxy statement. We believe that the benefits our NEOs would receive under severance scenarios are conservative relative to the market.
   Change-in-Control Provisions – Our NEOs are parties to employment agreements that provide for payment of compensation and benefits in certain instances upon a “change in control.” In addition, certain unvested benefits under our compensation programs accelerate upon a “change in control.” Theses change-in-control provisions (including the events that would trigger change-in-control compensation and benefits) are described on pages 31 through 37 in this proxy statement. We provide these change-in-control benefits as a means to attract and retain talented executives.
   Once each year, our Compensation Committee reviews all components of compensation for our CEO and other highly compensated executive officers. This review encompasses all forms of compensation, including base salary, short-term incentives, long-term incentives, and other vested benefit payouts, as well as amounts pursuant to retirement and non-qualified deferred compensation plans. As a part of this process, the Compensation Committee also reviews tally sheets of executive termination costs for each of these executive officers, including payments upon any “change in control.” Further information regarding payments upon a change in control and other termination scenarios is provided on pages 34 through 37 in this proxy statement.
   OTHER AWARDS – In certain instances, we award compensation to executives in the form of retention awards and sign-on awards when we believe it is in our best interests and our shareholders’ best interests. We offer retention awards in limited instances where there is a strong likelihood that an executive may leave and retention of the executive is critical to achieving a particular business objective. The most common instance in which we offer retention awards is when we sell or dispose of a business. These awards are designed to retain critical employees through the sale and in some instances for a short transition period following the sale.
   We offered retention awards to key executives and critical employees in fiscal year 2007 in connection with our announced plans to pursue strategic alternatives for OOMC. Our OOMC retention plans provide for a mix of cash payments and accelerated lapse of restrictions on previously awarded restricted stock. The cash payments and lapse of restrictions will occur either at the sale date or three months following the sale date. One of our

26 •

NEOs, Robert E. Dubrish, will receive a retention payment of approximately $750,000 if he remains employed with OOMC through the date OOMC is sold. The payment will be in the form of accelerated of vesting of previously awarded unvested restricted shares held by Mr. Dubrish at the sale date with the remaining payment being paid in cash.
   We occasionally offer sign-on awards as a means to attract executives. These awards are typically offered in negotiating employment terms and generally are in the form of guaranteed bonuses in the initial year of employment or grants of equity-based compensation such as stock options or restricted stock.
   STOCK OWNERSHIP GUIDELINES – We believe that our executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our shareholders. To that end, we have adopted stock ownership guidelines that define ownership expectations for certain executive officers. Under these guidelines, executive officers are expected to own shares at the following minimum levels:

Officer Level	Number of shares
Chief Executive Officer	200,000
Chief Operating Officer	90,000
Chief Financial Officer; Major strategic business unit presidents	45,000
All other designated officers	15,000
   Executive officers subject to the Company’s executive stock ownership guidelines generally are in compliance, or are progressing toward compliance, with the guidelines. Of our NEOs, Messrs. Ernst and Dubrish are in compliance with the guidelines and Messrs. Trubeck, Tait and Gokey are progressing toward compliance with the guidelines. In instances where an executive fails to comply with stock ownership guidelines levels within five years, our CEO may prohibit the executive from selling shares acquired through the vesting of restricted shares or performance shares and may require the executive to utilize net cash bonuses to purchase shares. The Compensation Committee and our CEO review annually each executive’s progress toward meeting the stock ownership guidelines.
   ACCOUNTING FOR STOCK-BASED COMPENSATION – We recognize stock-based compensation expense for the issuance of stock options, restricted stock, and performance shares, as well as stock purchased under our employee stock purchase plan pursuant to Statement of Financial Accounting Standards No. 123(R), “Stock-Based Payment.” Under this accounting methodology, we recognize stock-based compensation expense for the issuance of stock options, restricted stock, performance shares and shares under our employee stock purchase plan on a straight-line basis over applicable vesting periods.
   TAX CONSIDERATIONS – We believe it is in our shareholders’ best interest to maximize tax deductibility when appropriate. Section 162(m) of the Internal Revenue Code limits to $1 million our federal income tax deduction for compensation paid to any one executive officer named in the Summary Compensation Table of our proxy statement, subject to certain transition rules and exceptions for certain performance-based compensation. We have designed the H&R Block Executive Performance Plan and portions of our equity-based compensation so that such compensation would be deductible under Section 162(m), although individual exceptions may occur. Nevertheless, the Compensation Committee may recommend for Board approval non-deductible compensation when it believes it is in our shareholders’ best interest, balancing tax efficiency with long-term strategic objectives.
   Our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they comply with Section 409A.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 proxy statement.

27 •

COMPENSATION COMMITTEE
Tom D. Seip, Chairman
Jerry D. Choate
Henry F. Frigon
Roger W. Hale
Rayford Wilkins, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION –
The following non-employee directors serve on the Compensation Committee of the Board of Directors: Tom D. Seip (Chairman), Jerry D. Choate, Henry F. Frigon, Roger W. Hale and Rayford Wilkins, Jr. No directors on the Compensation Committee (a) are or have been officers or employees of the Company or any of its subsidiaries, or (b) had any relationships requiring disclosure in the proxy statement.

28 •

SUMMARY COMPENSATION TABLE –
The following table sets forth for the fiscal year ended April 30, 2007 the compensation paid to or earned by the Company’s principal executive officer and principal financial officer, each of the Company’s three highest paid executive officers (other than the principal executive officer and principal financial officer) who were serving as an executive officer of the Company at the end of such fiscal year and one additional executive officer (Mr. Spaeth) who would have been included as one of the three other highest paid executive officers, but for the fact he was not serving as an executive officer as of April 30, 2007 (collectively, the “Named Executive Officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Mark A. Ernst, Chairman of the Board, President and Chief Executive Officer (7)	2007	860,000	–	753,162	1,687,494	236,500	67,880	3,605,036

William L. Trubeck, Executive Vice President and Chief Financial Officer (7)	2007	473,083	–	403,637	652,807	83,125	56,358	1,669,010

Robert E. Dubrish, Chief Executive Officer, Option One Mortgage Corporation (7)	2007	505,930	–	344,407	915,136	–	37,520	1,802,994

Steven Tait, President, RSM McGladrey Business Services, Inc. (7)	2007	465,001	–	282,748	550,189	–	55,932	1,353,870

Timothy C. Gokey, President, U.S. Tax Operations of H&R Block Services, Inc. (7)	2007	457,500	–	457,533	661,736	296,205	43,541	1,916,515

Nicholas J. Spaeth, Former Senior Vice President, Chief Legal Officer (8)	2007	277,788	–	822,456	2,050,676	–	283,459	3,434,379

NOTES:

(1)	Each of the Named Executive Officers deferred a portion of their fiscal year 2007 salaries under the H&R Block Deferred Compensation Plan for Executives, as amended, which is included in the Nonqualified Deferred Compensation Table on page 30 of this proxy statement. Each of the Named Executive Officers also contributed a portion of his salary to the Company’s Retirement Savings Plan (“RSP”).

(2)	In June 2007, each of the Named Executives Officers, except for Mr. Spaeth, was awarded a contingent discretionary short-term incentive compensation award that will not be paid until the Option One Mortgage Corporation sale is completed. The amounts of these contingent awards are as follows: $236,500 (Mr. Ernst), $149,625 (Mr. Trubeck), $49,000 (Mr. Dubrish), $45,570 (Mr. Tait), and $45,570 (Mr. Gokey). See page 19 of this proxy statement for a detailed discussion of these contingent awards.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for the fair values of restricted shares of the Company’s common stock and performance shares granted pursuant to the Company’s 2003 Long-Term Executive Compensation Plan during fiscal year 2007 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning restricted stock and performance shares valuation assumptions, refer to Item 8, Note 13 “Stock-Based Compensation” of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2007, as filed with the SEC.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for the fair value of stock options granted and shares purchased pursuant to the Employee Stock Purchase Plan during fiscal year 2007 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning option valuation assumptions, refer to Item 8, Note 13 “Stock-Based Compensation” of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2007, as filed with the SEC.

(5)	This column represents amounts awarded and earned under the Company’s short-term incentive compensation programs, as discussed on page 19 of this proxy statement.

29 •

(6)	For fiscal year 2007, these figures include the following: (a) the insurance premiums paid by the Company with respect to term life insurance maintained by the Company for the benefit of each of the named executive officers of $929 (Mr. Ernst), $511 (Mr. Trubeck), $2,120 (Mr. Dubrish), $2,295 (Mr. Tait), $494 (Mr. Gokey), and $534 (Mr. Spaeth); (b) reimbursement of the cost of Mr. Trubeck’s annual physical examination in the amount of $2,868; (c) dollar value of tax preparation and advice provided by the Company to Mr. Ernst in the amount of $2,412; (d) payment by the Company for participation in the Company’s group legal plan of $40 (Mr. Dubrish) and $41 (Mr. Tait); (e) the Company’s matching contributions under the Company’s Deferred Compensation Plan for Executives (“DCP”) of $32,000 (Mr. Ernst), $21,713 (Mr. Trubeck), $17,606 (Mr. Dubrish), $26,583 (Mr. Tait), $14,875 (Mr. Gokey), and $14,250 (Mr. Spaeth); (f) the Company’s matching contributions under the RSP of $11,500 (Mr. Ernst), $11,192 (Mr. Trubeck), $6,989 (Mr. Dubrish), $16,967 (Mr. Tait), $11,746 (Mr. Gokey), and $5,897 (Mr. Spaeth); (g) restricted stock dividends of $19,233 (Mr. Ernst), $10,797 (Mr. Trubeck), $9,177 (Mr. Dubrish), $7,713 (Mr. Tait), $14,292 (Mr. Gokey), and $15,317 (Mr. Spaeth); (h) severance pay of $214,739 (Mr. Spaeth); (i) vacation days and floating holidays payout of $26,938 (Mr. Spaeth); and (j) the economic value of the death benefit provided by the Company’s Executive Survivor Plan (“ESP”) of $1,806 (Mr. Ernst), $9,277 (Mr. Trubeck), $1,588 (Mr. Dubrish), $2,333 (Mr. Tait), $2,134 (Mr. Gokey), and $5,784 (Mr. Spaeth). The imputed income reported from the ESP represents the portion of the premium paid by the Company pursuant to the ESP that is attributable to term life insurance coverage for the executive officer. The ESP provides only an insurance benefit with no cash compensation element to the executive officer.

(7)	Messrs. Ernst, Trubeck, Dubrish, Tait and Gokey are parties to employment agreements with indirect subsidiaries of the Company that provide for certain benefits and compensation reflected in this table. Summaries of these employment agreements begin on page 31 of this proxy statement.

(8)	Mr. Spaeth resigned as Senior Vice President, Chief Legal Officer of the Company effective November 10, 2006. In connection with such resignation, Mr. Spaeth entered into a Separation and Release Agreement with HRB Management, Inc., an indirect subsidiary of the Company, dated November 10, 2006, a summary of which is provided on page 33 of this proxy statement.

30 •

GRANTS OF PLAN-BASED AWARDS TABLE –
The following table provides information about non-equity incentive plan awards, equity incentive plan awards, and stock and awards granted to our Named Executive Officers during the fiscal year ended April 30, 2007. The compensation plans under which the grants in the following table were made are described on pages 17 through 24 in this proxy statement.

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)

									All Other	All Other
									Stock	Option	Exercise
									Awards:	Awards:	or Base	Grant Date
									Number of	Number of	Price of	Fair Value
									Shares of	Securities	Option	of Stock
Name of	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Executive	Date	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	Awards ($)

Ernst
– STI Award (1)	–	–	–	$946,000	$1,892,000	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	16,668	33,335	50,003	–	376,885	23.86	1,918,345

Trubeck
– STI Award (1)	–	–	–	$332,500	$665,000	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	7,500	15,000	22,500	–	125,000	23.86	636,250

Dubrish
– STI Award (1)	–	–	–	$350,000	$700,000	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	7,500	15,000	22,500	–	125,000	23.86	636,250

Tait
– STI Award (1)	–	–	–	$325,500	$651,000	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	5,000	10,000	15,000	–	100,000	23.86	509,000

Gokey
– STI Award (1)	–	–	–	$325,500	$651,000	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	7,500	15,000	22,500	–	125,000	23.86	636,250

Spaeth
– STI Award (1)	–	–	–	$247,200	$494,400	–	–	–	–	–	–	–
– LTI Award (3)	6/30/06	6/07/06	–	–	–	3,000	6,000	9,000	–	55,000	23.86	279,950

NOTES:

(1)	Amounts represent the potential value of the payouts under the Company’s short-term incentive compensation programs.

(2)	Amounts represent Performance Shares granted pursuant to the 2003 Long-Term Executive Compensation Plan.

(3)	Amounts represent awards made pursuant to the 2003 Long-Term Executive Compensation Plan.

31 •

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE –
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of April 30, 2007.

	Option Awards(1)					Stock Awards

										Equity
									Equity	Incentive
			Equity						Incentive	Plan Awards:
			Incentive						Plan Awards:	Market or
			Plan						Number of	Payout Value
			Awards:					Market	Unearned	of Unearned
	Number of	Number of	Number of					Value of	Shares, Units	Shares, Units
	Securities	Securities	Securities			Number of		Shares or	or Other	or Other
	Underlying	Underlying	Underlying			Shares or		Units of	Rights That	Rights That
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock		Stock That	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not		Have Not	Vested	Vested
Name of Executive	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)(2)		Vested ($)	(#)(3)(4)	($)(4)

Ernst	–	376,885	–	$23.86	6/30/16	16,668	(3)	$376,863	16,667	$376,841
	86,666	173,334	–	$29.18	6/30/15	30,000		$678,300
	146,666	73,334	–	$23.84	6/30/14
	220,000	–	–	$21.63	6/30/13
	240,000	–	–	$23.08	6/30/12
	360,000	–	–	$16.14	6/30/11
	300,000	–	–	$8.09	6/30/10
	240,000	–	–	$12.50	6/30/09
	600,000	–	–	$10.03	9/01/08

Trubeck	–	125,000	–	$23.86	6/30/16	7,500	(3)	$169,575	7,500	$169,575
	33,332	66,668	–	$29.18	6/30/15	16,001		$361,783
	66,666	33,334	–	$24.91	10/04/14

Dubrish	–	125,000	–	$23.86	6/30/16	7,500	(3)	$169,575	7,500	$169,575
	46,666	93,334	–	$29.18	6/30/15	13,859		$313,352
	113,334	56,666	–	$23.84	6/30/14
	180,000	–	–	$21.63	6/30/13
	180,000	–	–	$23.08	6/30/12
	120,000	–	–	$16.14	6/30/11
	4	–	–	$8.09	6/30/10
	57,304	–	–	$12.50	6/30/09
	6,692	–	–	$10.53	6/30/08

Tait	–	100,000	–	$23.86	6/30/16	5,000	(3)	$113,050	5,000	$113,050
	33,332	66,668	–	$29.18	6/30/15	12,667		$286,401
	46,667	23,333	–	$23.84	6/30/14
	80,000	–	–	$21.63	6/30/13
	100,000	–	–	$21.43	4/01/13

Gokey	–	125,000	–	$23.86	6/30/16	7,500	(3)	$169,575	7,500	$169,575
	33,332	66,668	–	$29.18	6/30/15	20,001		$452,223
	66,667	33,333	–	$23.84	6/30/14

Spaeth	36,666	–	–	$23.86	12/31/07	–		–	–	–
	50,000	–	–	$29.18	12/31/07
	70,000	–	–	$23.84	12/31/07
	400,000	–	–	$28.89	12/31/07

NOTES:

(1)	Unvested stock options with an expiration date of June 30, 2016 vest in one third increments on June 30, 2007, June 30, 2008 and June 30, 2009. Unvested stock options with an expiration date of June 30, 2015 vest in one half increments on June 30, 2007 and June 30, 2008. Unvested stock options with an expiration date of June 30, 2014 vest on June 30, 2007.

(2)	Unvested restricted shares of the Company’s common stock vest as follows: Mr. Ernst–20,000 shares vest on June 30, 2007 and 10,000 shares vest on June 30, 2008; Mr. Dubrish–9,192 shares vest on June 30, 2007 and 4,667 shares vest on June 30, 2008; Mr. Trubeck–11,334 shares vest on June 30, 2007 and 4,667 shares vest on June 30, 2008; Mr. Tait–8,000 shares vest on June 30, 2007 and 4,667 shares vest on June 30, 2008; Mr. Gokey–6,667 shares vest on June 28, 2007, 6,667 shares vest on June 30, 2007 and 6,667 shares vest on June 30, 2008.

(3)	Performance shares, to the extent earned, vest on June 30, 2009.

32 •

(4)	Number and market value of performance shares are based on minimum performance thresholds in light of actual performance against such thresholds in fiscal year 2007.

OPTION EXERCISES AND STOCK VESTED TABLE –
The following table summarizes the value realized by the Named Executive Officers on option award exercises and stock award vesting during the fiscal year ended April 30, 2007.

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on		Acquired on Vesting
Name of Executive	Exercise (#)	Value Realized on Exercise ($)	(#)	Value Realized on Vesting ($)

Ernst	–	–	26,666	638,384

Trubeck	–	–	11,332	254,423

Dubrish	–	–	14,655	350,841

Tait	–	–	7,999	191,496

Gokey	–	–	13,331	318,544

Spaeth	–	–	43,333	1,010,258

NON-QUALIFIED DEFERRED COMPENSATION TABLE –
The following table summarizes our Named Executive Officers’ compensation under the H&R Block Deferred Compensation Plan for Executives, as amended, during fiscal year 2007.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name of Executive	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(3)	Distributions ($)	at Last FYE ($)(4)

Ernst	172,000	32,000	371,435	–	2,567,674

Trubeck	65,808	21,713	6,609	–	109,740

Dubrish	94,639	17,606	164,819	–	1,741,221

Tait	83,700	26,583	42,714	–	518,966

Gokey	87,375	14,875	28,306	–	299,254

Spaeth	46,500	14,250	69,081	–	510,265

NOTES:

(1)	Amounts in this column reflect salary deferrals by the Named Executive Officers in fiscal year 2007. These amounts are also included in the “Salary” that is reported in the Summary Compensation Table.

(2)	Amounts in this column represent Company contributions during fiscal year 2007. These amounts are also reflected in the “All Other Compensation” that is reported in the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation.

(4)	Amounts in this column include, among other things, Named Executive Officer contributions and Registrant contributions previously reflected in Summary Compensation Tables included in the Company’s proxy statements for the fiscal years ended April 30, 2005 (filed with the SEC on August 15, 2005) and April 30, 2006 (filed with the SEC on August 16, 2006) to the extent any such Named Executive Officer was included in the Company’s Summary Compensation Table for such fiscal year(s).

33 •

H&R BLOCK DEFERRED COMPENSATION PLAN FOR EXECUTIVES –
The Company provides the H&R Block Deferred Compensation Plan for Executives, as amended, a non-qualified plan, (the “DC Plan”) to employees who meet the eligibility requirements. The DC Plan is intended to pay, out of the general assets of the Company, an amount substantially equal to the deferrals, Company contributions and any earnings.
   Participants can elect to defer from 3% to 100% of eligible base salary and eligible commissions and up to 100% of annual bonus on a before tax basis. The Company contributes an annual match to the plan equal to 100% of the first 5% of aggregate salary and bonus deferred to the DC Plan and our qualified retirement plans, less any Company matching contributions made previously to one of our qualified retirement plans for that year.
   The DC Plan offers various investment alternatives to measure earnings including a fixed rate option and Company common stock (limited to 25% of account balance). The deferrals are credited to a bookkeeping account in the participant’s name. Earnings are indexed to the investment options selected by each participant. Participants may change or reallocate the investment mix at any time.
   Participants can elect to receive in-service payments or lump-sum or semi-monthly payments over 3, 5, 10 or 15 years following termination from service or disability. The DC Plan allows for distributions in the event of an unforeseen emergency. If participants made deferrals prior to January 2005, the participants may be permitted certain on-demand distributions with a 10% penalty (applied against pre-2005 account balances only). The DC Plan provides for lump-sum distribution upon a change of control and termination of employment.
   Amounts deferred, if any, under the DC Plan by Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” that are reported in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS, CHANGE-OF-CONTROL AND OTHER ARRANGEMENTS –
MARK A. ERNST EMPLOYMENT AGREEMENT – Mark A. Ernst is subject to an Employment Agreement with HRB Management, Inc. (“HRB”), an indirect subsidiary of the Company, dated July 16, 1998 (the “Ernst Agreement”), whereby effective September 1, 1998, he was employed as the Executive Vice President and Chief Operating Officer of the Company. The Ernst Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase shares of the Company’s Common Stock (“Common Stock”) granted on the effective date; restricted shares of the Common Stock (split-adjusted) awarded on the effective date; and other fringe benefits that may be provided from time to time.
   The Ernst Agreement provides that it may be terminated by either party at any time for any reason upon 45 days’ prior written notice. If the Ernst Agreement is terminated (i) by HRB without “cause,” (ii) by Mr. Ernst for “good reason,” or (iii) by either party during the 180-day period following the date of a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement), HRB is obligated to provide Mr. Ernst with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 34 of this proxy statement.
   The Ernst Agreement contains the following post-termination restrictions on Mr. Ernst: (i) one-year non-hiring commencing on the later of the last day of employment or the cessation of payments under the Ernst Agreement, and (ii) two-year non-competition commencing on the last day of employment.
ROBERT E. DUBRISH EMPLOYMENT AGREEMENT – Robert E. Dubrish is subject to an Employment Agreement with Option One Mortgage Corporation (“Option One”), an indirect subsidiary of the Company, dated February 9, 2002 (the “Dubrish Agreement”), and effective June 30, 2001. The Dubrish Agreement provides for, among other things, a base salary; a stock option to purchase Common Stock (split-adjusted) granted as of the effective date; and other fringe benefits that may be provided from time to time.
   The Dubrish Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, or (ii) by Option One without notice upon the occurrence of certain stated events. If Mr. Dubrish incurs a “qualifying termination” under the H&R Block Severance Plan (the “Severance Plan”) or if the Dubrish Agreement is terminated by Mr. Dubrish within 180 days following a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement), Option One is obligated to provide Mr. Dubrish with those

34 •

compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 34 of this proxy statement.
   The Dubrish Agreement contains the following post-termination restrictions on Mr. Dubrish: (i) one-year non-hiring commencing on the last day of employment, (ii) two-year non-solicitation commencing on the later of the last day of employment or the cessation of payments under the Dubrish Agreement, and (iii) two-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Dubrish Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Dubrish violates these restrictions.
   In addition to the compensation and benefits set forth in the Dubrish Agreement, Mr. Dubrish is eligible for a retention award in connection with the sale of Option One, as more fully described on page 24 of this proxy statement.
WILLIAM L. TRUBECK EMPLOYMENT AGREEMENT – William L. Trubeck is subject to an Employment Agreement with HRB, dated October 4, 2004 (the “Trubeck Agreement”), whereby effective October 4, 2004, he was employed as the Executive Vice President, Chief Financial Officer of the Company. The Trubeck Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase Common Stock granted on the effective date; restricted shares of Common Stock awarded promptly after the effective date; and other fringe benefits that may be provided from time to time.
   The Trubeck Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, or (ii) by HRB without notice upon the occurrence of certain stated events. If Mr. Trubeck incurs a “qualifying termination” or if the Trubeck Agreement is terminated by Mr. Trubeck within 180 days following a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement), HRB is obligated to provide Mr. Trubeck with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 34 of this proxy statement.
   The Trubeck Agreement contains the following post-termination restrictions on Mr. Trubeck: (i) one-year non-hiring commencing on the last day of employment, (ii) two-year non-solicitation commencing on the later of the last day of employment or the cessation of payments under the Trubeck Agreement, and (iii) two-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Trubeck Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Trubeck violates these restrictions.
STEVEN TAIT EMPLOYMENT AGREEMENT – Steven Tait is subject to an Employment Agreement with HRB Business Services, Inc. (now RSM McGladrey Business Services, Inc.) (“RSM”), an indirect subsidiary of the Company, dated April 1, 2003 (the “Tait Agreement”), whereby effective April 1, 2003, he was employed as President of RSM. The Tait Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase shares of Common Stock granted on the effective date and on the date in fiscal year 2004 in which options are granted to other senior executives of the Company; restricted shares of Common Stock awarded promptly after the effective date; and other fringe benefits that may be provided from time to time.
   The Tait Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, or (ii) by RSM without notice upon the occurrence of certain stated events. If Mr. Tait incurs a “qualifying termination” or if the Tait Agreement is terminated by Mr. Tait within 180 days following a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement), RSM is obligated to provide Mr. Tait with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement.
   The Tait Agreement contains the following post-termination restrictions on Mr. Tait: (i) non-hiring for so long as Mr. Tait is receiving payments under the Tait Agreement subject to a maximum of one year after the last day of employment, (ii) non-solicitation for so long as Mr. Tait receives payments under the Tait Agreement subject to a maximum of one year after the last day of employment, and (iii) non-competition for so long as Mr. Tait receives payments under the Tait Agreement subject to a maximum of one year after the last day of employment. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Tait violates these restrictions.

35 •

TIMOTHY C. GOKEY EMPLOYMENT AGREEMENT – Timothy C. Gokey is subject to an Employment Agreement with H&R Block Services, Inc. (“HRB Services”), an indirect subsidiary of the Company, dated June 28, 2004 (the “Gokey Agreement”), whereby effective June 28, 2004, he was employed as the President, U.S. Tax Operations of HRB Services. The Gokey Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; stock option to purchase shares of Common Stock granted on the effective date; restricted shares of the Company’s Common Stock awarded on the effective date; and other fringe benefits as may be provided from time to time.
   The Gokey Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, (ii) by HRB Services upon the occurrence of certain stated events, and (iii) by Mr. Gokey for “good reason.” If Mr. Gokey incurs a “qualifying termination,” if the Gokey Agreement is terminated by Mr. Gokey within 180 days following a “change of control” of the Company or for “good reason” (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 35 of this proxy statement), HRB Services is obligated to provide Mr. Gokey with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 34 of this proxy statement.
   The Gokey Agreement contains the following post-termination restrictions on Mr. Gokey: (i) one-year non-hiring commencing on the later of the last day of employment or the cessation of payments under the Gokey Agreement, (ii) one-year non-solicitation commencing on the later of the last day of employment or the cessation of payments under the Gokey Agreement, and (iii) one-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Gokey Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Mr. Gokey violates these restrictions.
NICHOLAS J. SPAETH SEPARATION AND RELEASE AGREEMENT – Nicholas J. Spaeth and HRB entered into a Separation and Release Agreement dated November 10, 2006 (the “Spaeth Agreement”). The Spaeth Agreement provides for (i) Mr. Spaeth to resign as Senior Vice President, Chief Legal Officer of the Company effective November 10, 2006, (ii) Mr. Spaeth’s employment and his Employment Agreement with HRB to terminate effective January 2, 2007 (the “Termination Date”), (iii) HRB to pay severance to Mr. Spaeth totaling $659,200 over a twelve-month period beginning on the Termination Date, (iv) Mr. Spaeth to remain eligible to participate in the various health and welfare benefit plans maintained by HRB in accordance with the Severance Plan, (v) 223,883 stock options (which were granted previously and scheduled to vest between the Termination Date and July 2, 2008) to vest and become exercisable as of the Termination Date, (vi) restrictions on 36,667 shares of Common Stock (which were granted previously and are scheduled to lapse between the Termination Date and July 2, 2008) to terminate as of the Termination Date, resulting in such shares becoming fully vested as of the Termination Date, (vii) Mr. Spaeth to forfeit all performance shares awarded to him by HRB, (viii) HRB to pay for outplacement services for Mr. Spaeth for 12 months, and (ix) Mr. Spaeth to, among other things, release the Company and its subsidiaries from any and all claims.
OTHER ARRANGEMENTS – Stock option agreements entered into on or after June 30, 1996 between the Company and the recipients of stock options granted pursuant to the 1993 Long-Term Executive Compensation Plan and the 2003 Long-Term Executive Compensation Plan contain provisions that accelerate the vesting of options held more than six months in the event of certain changes in control. For purposes of such agreements, changes in control include (i) the purchase or other acquisition by a person, entity or group of persons of beneficial ownership of 20% or more of the Company’s voting securities, (ii) the turnover of more than a majority of the directors on the Board of Directors as a result of a proxy contest or series of contests, (iii) either approval (for agreements entered into prior to June 30, 2001) by the Company’s shareholders or completion (for agreements entered into on or after June 30, 2001) of (A) a reorganization or consolidation such that the shareholders immediately prior to the reorganization or consolidation do not, immediately after such reorganization or consolidation, own more than 50% of the voting securities of the reorganized or consolidated organization, or (B) the sale of all or substantially all of the assets of the Company, or (iv) approval by the Company’s shareholders of a liquidation or dissolution of the Company.
   The DC Plan provides that Company contributions to a participant’s account become fully vested upon a “change of control” of the Company. For purposes of the DC Plan, a change of control occurs when: (i) 50% or more of the Company’s voting stock is acquired or beneficially owned by any person or entity or group of persons or entities acting in concert, (ii) a majority of directors of the Company are persons other than persons (A) for whose election proxies were solicited by the Board of Directors, or (B) who are then serving as directors

36 •

appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not removal) or to fill newly-created director positions, (iii) the Company merges of consolidates with or into another corporation, (iv) the Company’s shareholders exchange, pursuant to a statutory exchange of shares of the Company’s voting stock held by the Company’s shareholders immediately prior to the exchange, shares of voting stock of the Company for shares of another corporation, (v) the sale of all or substantially all of the assets of the Company, or (vi) the Company liquidates or dissolves.

37 •

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL –
The following table summarizes the potential payments our Named Executive Officers would receive in the event of termination or a change of control of the Company. This table assumes the relevant triggering event occurred on April 30, 2007.

	Termination	Termination
	Without	for Good	Change of		Death or
Name of Executive	Cause ($)(1)	Reason ($)(2)	Control ($)(3)	Severance ($)	Disability ($)(4)

Ernst

Cash (salary plus pro-rated annual short term incentive) (5)	1,720,000	1,720,000	1,720,000	–	–

Restricted Stock (lapse of restrictions) (6)	–	–	–	–	–

Stock Options (vesting accelerated) (7)	–	–	–	–	–

Performance Shares (8)	251,242	–	251,242	–	251,242

Deferred Compensation Plan (vesting accelerated)	–	–	99,730	–	–

Health and Welfare Plan Benefits (9)	22,644	22,644	22,644	–	–

Executive Survivor Plan Benefits (9)	3,612	3,612	3,612	–	–

Trubeck

Cash (salary plus pro-rated annual short term incentive) (10)	–	–	807,500	807,500	–

Restricted Stock (lapse of restrictions) (6) (11)	–	–	150,741	150,741	–

Stock Options (vesting accelerated) (12)	–	–	–	–	–

Performance Shares (8)	–	–	113,050	113,050	113,050

Deferred Compensation Plan (vesting accelerated)	–	–	22,048	–	–

Health and Welfare Plan Benefits (13)	–	–	8,508	8,508	–

Executive Survivor Plan Benefits (13)	–	–	9,276	9,276	–

Outplacement Services (14)	–	–	15,000	15,000	–

Gokey

Cash (salary plus pro-rated annual short term incentive) (15)	–	790,500	790,500	790,500	790,500

Restricted Stock (lapse of restrictions) (6)(16)	–	452,223	452,223	452,223	452,223

Stock Options (vesting accelerated) (12)	–	–	–	–	–

Performance Shares (8)	–	–	113,050	113,050	113,050

Deferred Compensation Plan (vesting accelerated)	–	–	27,956	–	–

Health and Welfare Plan Benefits (13)	–	10,908	10,908	10,908	10,908

Executive Survivor Plan Benefits (13)	–	2,134	2,134	2,134	2,134

Outplacement Services (14)	–	15,000	15,000	15,000	–

Dubrish

Cash (salary plus pro-rated annual short term incentive) (17)	–	–	991,333	991,333	–

Restricted Stock (lapse of restrictions) (6)	–	–	–	–	–

Stock Options (vesting accelerated) (12)	–	–	–	–	–

Performance Shares (8)	–	–	113,050	113,050	113,050

Deferred Compensation Plan (vesting accelerated)	–	–	30,733	–	–

Health and Welfare Plan Benefits (13)	–	–	10,630	10,630	–

Executive Survivor Plan Benefits (13)	–	–	1,587	1,587	–

Outplacement Services (14)	–	–	15,000	15,000	–

38 •

		Termination	Termination
		Without	for Good	Change of		Death or
Name of Executive		Cause ($)(1)	Reason ($)(2)	Control ($)(3)	Severance ($)	Disability ($)(4)

Tait

	Cash (salary plus pro-rated annual short term incentive) (18)	–	–	765,000	790,500	–

	Restricted Stock (lapse of restrictions) (6)(19)	–	–	286,401	286,401	–

	Stock Options (vesting accelerated) (12)	–	–	–	–	–

	Performance Shares (8)	75,359	–	75,359	75,359	75,359

	Deferred Compensation Plan (vesting accelerated)	–	–	54,446	–	–

	Health and Welfare Plan Benefits (13)	–	–	9,337	9,337	–

	Executive Survivor Plan Benefits (13)	–	–	2,333	2,333	–

	Outplacement Services (14)	–	–	15,000	15,000	–

NOTES:

(1)	(a) “Cause” under the Ernst Agreement refers to any one or more of the following grounds: (i) Mr. Ernst’s commission of an act materially and demonstrably detrimental to the goodwill of the Company or any subsidiary of the Company, which act constitutes gross negligence or willful misconduct by Mr. Ernst in the performance of his material duties to the Company; (ii) commission by Mr. Ernst of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Ernst at the expense of the Company or any subsidiary of the Company; (iii) Mr. Ernst’s conviction of a misdemeanor (involving an act of moral turpitude) or a felony; (iv) for any reason (or no reason) at any time after the last day of the Company’s fiscal year during which Mr. Ernst attains normal retirement age under the Company’s benefit plans; (v) Mr. Ernst’s death or total and permanent disability (as defined under any long-term disability plan maintained by the Company).

(b) Under the H&R Block Severance Plan (the “Severance Plan), Messrs. Trubeck, Gokey, Dubrish and Tait are entitled to severance compensation in the event of a “Qualifying Termination.” A “Qualifying Termination” is defined under the Severance Plan to mean the involuntary termination of an employee, but does not include a termination resulting from: (i) the elimination of the employee’s position where the employee was offered another position with a subsidiary of the Company at a comparable salary and benefit level, or where the termination results from a sale of assets or other corporate acquisition or disposition; (ii) the redefinition of an employee’s position to a lower salary rate or grade; (iii) the termination of an employee for cause; or (iv) the non-renewal of employment contracts.
(2)	(a) Termination for “Good Reason” under the Ernst Agreement refers to a termination of employment by Mr. Ernst on the grounds that there is a substantial reduction by the Company (over Mr. Ernst’s objections) in Mr. Ernst’s duties, authority or status.

(b) Termination for “Good Reason” under the Gokey Agreement means: (i) any material diminution in Mr. Gokey’s duties, responsibilities, or authority from those in effect on his date of employment (a “Diminution Event”); if a Diminution Event occurs, Mr. Gokey shall have 45 days from the date of such Diminution Event to terminate his employment for good reason; (ii) a reduction by HRB Services in Mr. Gokey’s base salary to an annual rate below $400,000; or (iii) any other material breach of the Gokey Agreement by HRB Services which is not remedied within 30 days after HRB Services’ receipt of written notice; or (iv) to the extent that the Gokey Agreement or any agreement imposes an obligation on HRB Services or otherwise requires that HRB Services take (or refrain from taking) any action, any material breach of such obligation or requirement by HRB Services.
(3)	(a) Under the Ernst Agreement a “Change of Control” means: (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) shall be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own,

39 •

directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

(b) Under the Trubeck, Gokey, Dubrish and Tait Agreements a “Change of Control” means: (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (generally, the “Board,” and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) the completion of a reorganization, merger or consolidation approved by the shareholders of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company, as approved by the shareholders of Block, or the sale or other disposition of all or substantially all of the assets of Block, as approved by the shareholders of the Company.

(c) Under the DC Plan, a “Change in Control” means the occurrence of any of the following events:

(i) 50% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Act) by any person or entity, (other than the Company or a Subsidiary) or group of persons or entities acting in concert which did not own such stock prior to the acquisition or ownership;

(ii) A majority of the directors of the Company shall be persons other than persons for whose election proxies shall have been solicited by the Board of Directors of the Company or who are then serving as directors appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;

(iii) The Company merges or consolidates with or into another corporation, other than (a) merger or consolidation with a Subsidiary, or (b) a merger in which the Company is the surviving corporation or either (i) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property, or (ii) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company immediately after the merger;

(iv) The shareholders of the Company exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for shares of another corporation;

(v) The Company sells or otherwise disposes of all or substantially all of its assets (in one transaction or a series or transactions); or

(vi) The Company liquidates or dissolves.

(4)	Disability under the Gokey Agreement shall mean total and permanent disability, as determined by any long-term disability plan maintained by the Company for its executives.

(5)	Under the Ernst Agreement, in the event Mr. Ernst’s employment is terminated without cause, for good reason by Mr. Ernst, or by either HRB or Mr. Ernst following a Change of Control, HRB shall pay Mr. Ernst his base salary in effect upon termination for a period of two years and a pro rata portion of any actual short-term incentive compensation to which he would have been entitled had he remained employed through the end of the fiscal year upon which such termination occurs. As the table reflects a termination as of the last day of the fiscal year, Mr. Ernst would have satisfied the requirements for full payment of the short-term incentive for the fiscal year. Thus, this amount does not reflect a pro rata short-term incentive payment.

(6)	Under the 2003 Long-Term Executive Compensation Plan, in the event a participating executive voluntarily terminates employment with the Company after attaining age 65, all restrictions lapse on any non-vested restricted stock awarded more than one year prior to the retirement date.

40 •

(7)	Under the Ernst Agreement, in the event Mr. Ernst’s employment is terminated without cause, for good reason by Mr. Ernst, or by either HRB or Mr. Ernst following a Change of Control, all stock options to purchase Company stock fully vest and shall be exercisable for a period of three months after termination of employment.

(8)	Under the 2003 Long-Term Executive Compensation Plan, in the event of a Qualifying Termination as defined by the Severance Plan, Change of Control, Disability, Retirement or Death, the executive will be paid a pro-rata award of any performance shares based upon actual performance through the date of termination.

(9)	Under the Ernst Agreement, in the event Mr. Ernst’s employment is terminated without cause, for good reason by Mr. Ernst, or by either HRB or Mr. Ernst following a Change of Control, HRB shall continue Mr. Ernst’s health, life and disability insurance benefits during the two-year period following termination of employment.

(10)	Under the Trubeck Agreement, in the event Mr. Trubeck terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), HRB shall pay Mr. Trubeck’s monthly salary for 12 months and one-twelfth of Mr. Trubeck’s target short-term incentive each month for 12 months.

(11)	Under the Trubeck Agreement, in the event Mr. Trubeck terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Trubeck that would have lapsed within the 18-month period following termination.

(12)	Under the Severance Plan, in the event of a Qualifying Termination all stock options to purchase Company stock which would otherwise become vested within 18 months of termination fully vest and shall be exercisable for a period of three months after termination of employment. In addition, the executive may extend the exercise period for a period of three months following the end of the severance period. Under the 2003 Long-Term Executive Compensation Plan, in the event of a Change of Control, all stock options to purchase Company stock awarded more the six months prior to the Change of Control fully vest.

(13)	Under the Severance Plan, in the event of a Qualifying Termination the executive may continue to participate in certain health and welfare benefit programs for the 12-month severance period including medical, dental, vision, employee assistance, cafeteria plan, life insurance and accidental death and dismemberment insurance. Under the Trubeck, Gokey, Dubrish and Tait Agreements, a termination of employment following a Change of Control entitles the executive to continuation of health and welfare benefit programs for a period of 12 months.

(14)	Under the Severance Plan, the Company, at its discretion may provide certain career transition counseling or outplacement services. Under the Trubeck, Gokey, Dubrish and Tait Agreements, a termination of employment following a Change of Control entitles the executive to certain career transition counseling or outplacement services.

(15)	Under the Gokey Agreement, in the event Mr. Gokey terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), HRB shall pay Mr. Gokey’s monthly salary for 12 months and also pay one-twelfth of Mr. Gokey’s target short-term incentive each month for 12 months.

(16)	Under the Gokey Agreement, in the event Mr. Gokey terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Gokey that would have lapsed within the 18-month period following termination.

(17)	Under the Dubrish Agreement, in the event Mr. Dubrish terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), Option One shall pay a minimum of Mr. Dubrish’s monthly salary for 6 months or one month for each year of service and pay one-twelfth of Mr. Dubrish’s target short-term incentive for six months or one month for each year of service. As of April 30, 2007, Mr. Dubrish is credited with 14 years of service to Option One.

(18)	Under the Tait Agreement, in the event Mr. Tait experiences a Qualifying Termination (as defined by the Severance Plan), RSM shall pay Mr. Tait’s monthly salary for 12 months. In addition, RSM shall pay one-twelfth of Mr. Tait’s target Short-Term Incentive each month for 12 months. In the event Mr. Tait terminates employment following a Change of Control, RSM shall pay Mr. Tait’s monthly salary for 12 months and an amount equal to Mr. Tait’s most recent payment under the Company’s short-term incentive plan.

(19)	Under the Tait Agreement, in the event Mr. Tait terminates employment following a Change of Control or experiences a Qualifying Termination (as defined by the Severance Plan), all restrictions lapse on any non-vested restricted stock awarded to Mr. Tait that would have lapsed within the 18-month period following termination.

41 •

EQUITY COMPENSATION PLANS –
The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of April 30, 2007. The Company currently has four stock-based compensation plans: the 2003 Long-Term Executive Compensation Plan, the 1989 Stock Option Plan for Outside Directors, the 1999 Stock Option Plan for Seasonal Employees, and the 2000 Employee Stock Purchase Plan. The shareholders have approved all of the Company’s stock-based compensation plans. The shareholders approved the 2003 Plan in September 2002 to replace the 1993 Long-Term Executive Compensation Plan, effective July 1, 2003. The 1993 Plan terminated at that time, except with respect to outstanding awards thereunder. The shareholders had approved the 1993 Plan in September 1993 to replace the 1984 Long-Term Executive Compensation Plan, which terminated at that time except with respect to outstanding options thereunder.

	Number of securities to be	Weighted-average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance under
	outstanding options,	outstanding options	equity compensation plans excluding
	warrants and rights	warrants and rights	securities reflected in column (A)
Plan category	(A)	(B)	(C)

Equity compensation plans approved by security holders	23,405,000	$21.61	25,796,000
Equity compensation plans not approved by security holders	–	–	–

Total	23,405,000	$21.61	25,796,000

42 •

INFORMATION REGARDING SECURITY HOLDERS
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT –
The following table shows as of June 1, 2007 the number of shares of Common Stock beneficially owned by each director and nominee for election as director, by each of the Named Executive Officers and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares set forth in the following table.

	Number of Shares

	Beneficially		Share Units and		Percent
Name	Owned(1)		Share Equivalents(2)	Total	of Class

Thomas M. Bloch	259,624	(3)	0	259,624	*

Jerry D. Choate	18,000		0	18,000	*

Robert E. Dubrish	974,616	(4)	0	974,616	*

Donna R. Ecton	110,267		5,491	115,758	*

Mark A. Ernst	2,762,230	(5)	0	2,762,230	*

Henry F. Frigon	77,532	(6)	16,205	93,737	*

Timothy C. Gokey	243,872	(7)	0	243,872	*

Roger W. Hale	136,689		5,425	142,114	*

Len J. Lauer	8,000		0	8,000	*

David B. Lewis	20,000		0	20,000	*

Tom D. Seip	45,400		2,916	48,316	*

Louis W. Smith	84,000		19,638	103,638	*

Nicholas J. Spaeth	556,666		0	556,666	*

Steven Tait	382,234	(8)	0	382,234	*

William L. Trubeck	212,904	(9)	1,343	214,247	*

Rayford Wilkins, Jr.	52,000		12,521	64,521	*

All directors and executive officers as a group (19 persons)	6,113,681	(10)(11)	64,828	6,178,509	1.42%

 * Less than 1%

(1)	Includes shares that on June 1, 2007 the specified person had the right to purchase as of June 30, 2007 pursuant to options granted in connection with the Company’s 1989 Stock Option Plan for Outside Directors or the Company’s Long-Term Executive Compensation Plans, as follows: Mr. Bloch, 52,000 shares; Mr. Choate, 8,000 shares; Mr. Dubrish, 848,998 shares; Ms. Ecton, 84,000 shares; Mr. Ernst, 2,478,960 shares; Mr. Frigon, 64,000 shares; Mr. Gokey, 208,332 shares; Mr. Hale, 84,000 shares; Mr. Lauer, 8,000 shares; Mr. Lewis, 16,000 shares; Mr. Seip, 40,000 shares; Mr. Smith, 76,000 shares; Mr. Spaeth, 556,666 shares; Mr. Tait, 349,999 shares; Mr. Trubeck, 174,998 shares; and Mr. Wilkins, 52,000 shares.

(2)	These amounts reflect share unit balances in the Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Executives and/or the Company’s Stock Plan for Non-Employee Directors. The value of the share units mirrors the value of the Company’s Common Stock. The share units do not have voting rights.

(3)	Mr. Bloch has shared voting and shared investment power with respect to 122,400 of these shares. Mr. Bloch disclaims beneficial ownership of 100,000 shares held by M&H Bloch Partners, LP, except to the extent of his partnership interest therein.

(4)	Includes 13,859 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

(5)	Includes 30,000 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan and 9,241 shares held in the Company’s Employee Stock Purchase Plan (the “ESPP”).

(6)	Mr. Frigon has shared voting and shared investment power with respect to 13,532 of these shares.

(7)	Includes 20,001 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

(8)	Includes 12,667 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

43 •

(9)	Includes 16,001 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan, 675 shares held in the ESPP, and 791 shares held in the Company’s Retirement Savings Plan.

(10)	Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees) in addition to 5,240,514 shares which such directors and officers have the right to purchase as of June 30, 2007 pursuant to options granted in connection with the Company’s stock option plans.

(11)	Includes 5,977,749 shares held with sole voting and investment powers and 135,932 shares held with shared voting and investment powers.

PRINCIPAL SECURITY HOLDERS –
The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. The information provided is based upon Schedule 13G filings with the Securities and Exchange Commission.

		Percent of
	Shares	Common
Name and Address	Beneficially	Stock
of Beneficial Owner	Owned	Outstanding

Ariel Capital Management, LLC	16,440,346	5.10%	(1)
200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601
Franklin Resources, Inc.	20,839,877	6.50%	(2)
One Franklin Parkway San Mateo, California 94403-1906
Harris Associates L.P.	21,366,500	6.63%	(3)
Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
T. Rowe Price Associates, Inc.	32,389,378	10.00%	(4)
100 E. Pratt Street Baltimore, Maryland 21202
Davis Selected Advisers, L.P.	38,390,977	11.91%	(5)
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706

(1)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2006 and is furnished in reliance on the Schedule 13G of Ariel Capital Management, LLC filed on February 14, 2007. The Schedule 13G indicates that Ariel Capital Management, LLC has sole voting power with regard to 14,619,636 shares and sole dispositive power with regard to 16,352,646 shares.

(2)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2006 and is furnished in reliance on the Schedule 13G of Franklin Resources, Inc. filed on February 5, 2007. The Schedule 13G indicates that Templeton Global Advisors Limited has sole voting power with regard to 17,247,583 shares, sole dispositive power with regard to 17,408,983 shares, and shared dispositive power with regard to 38,600 shares.

(3)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2006 and is furnished in reliance on the Schedule 13G of Harris Associates L.P. and Harris Associates Inc. filed on February 14, 2007. The Schedule 13G indicates that the number of shares beneficially owned includes 21,366,500 shares with shared voting power, 588,300 shares with sole dispositive power and 20,778,200 shares with shared dispositive power owned by the Harris Associates Investment Trust.

(4)	Information as to the number of shares and the percent of Common Stock outstanding is as of June 30, 2007 and is furnished in reliance on the Schedule 13G of T. Rowe Price Associates, Inc. filed on July 10, 2007. These shares are owned by various investors for which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be the beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities. The Schedule 13G indicates that T. Rowe Price has sole voting power with regard to 5,705,515 shares and sole dispositive power with regard to 32,384,578 shares.

(5)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2006 and is furnished in reliance on the Schedule 13G of Davis Selected Advisers, L.P., filed on January 11, 2007.

44 •

OTHER MATTERS –
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE –
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of any class of the Company’s equity securities to file reports of ownership and changes in ownership of the Company’s Common Stock. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s directors and executive officers were reported on time except for: (1) failure to timely report on Form 4 for Henry F. Frigon the acquisition of units of the Company’s Common Stock in the H&R Block Deferred Compensation Plan for Directors on May 31, 2006; (2) failure to timely report on Form 4 for Rayford Wilkins, Jr. the acquisition of units of the Company’s Common Stock in the H&R Block Stock Plan for Non-Employee Directors on December 1, 2006; and (3) failure to timely report on Form 4 for Carol F. Graebner the acquisition of units of the Company’s Common Stock in the H&R Block Deferred Compensation Plan for Executives on February 5 and 15, 2007. These failures to timely report were inadvertent and, as soon as the oversights were discovered, the transactions were promptly reported.

REVIEW OF RELATED PERSON TRANSACTIONS –
The Board has adopted a Related Party Transaction Approval Policy (the “Policy”), which is in writing and is administered by the Company’s management and the Governance and Nominating Committee. Under the Policy, the Company’s management will determine whether a transaction meets the requirements of a Related Party Transaction. Upon such a determination, the Governance and Nominating Committee will review the material facts of the Related Party Transaction and either approve or ratify the transaction (subject to certain exceptions which are deemed pre-approved) taking into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. If advance approval of a Related Party Transaction is not feasible, the Governance and Nominating Committee must ratify the transaction at its next regularly scheduled meeting or the transaction must be rescinded. No director who is a Related Party with respect to a Related Party Transaction may participate in any discussion or approval of such transaction, except that the director must provide all material information concerning the transaction to the Governance and Nominating Committee.
   A Related Party Transaction is any transaction, arrangement or relationship, or any series of transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant, the amount involved will or may be expected to exceed $120,000 in any fiscal year and a Related Party has or will have a direct or indirect interest.
   A Related Party is any (1) Section 16 executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s Common Stock, or (3) immediate family member of any of the foregoing.

METHODS AND COSTS OF PROXY SOLICITATION –
The Company will bear the costs of the solicitation of proxies on behalf of the Board for the annual meeting, which may include the cost of preparing, printing and mailing the proxy materials. In addition, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and obtain their voting instructions, and the Company will reimburse them for the expense of doing so. In addition to solicitation by mail, officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, telegram, facsimile, electronic mail, personal interview or other electronic means. You may also be solicited by advertisements in periodicals, press releases issued by the Company and postings on the Company’s corporate website. None of the Company’s directors, officers or employees will receive any extra compensation for soliciting you. In addition, the Company has retained Innisfree M&A Incorporated to assist in soliciting proxies, for which the Company expects to pay a fee not to exceed $500,000, plus reimbursement of out-of-pocket expenses. Innisfree M&A Incorporated expects that approximately 125 of its employees will assist in the solicitation of proxies. The Company’s expenses related to the solicitation in excess of those normally spent for an annual meeting with an uncontested director election (excluding salaries and wages of the Company’s regular employees and officers) are currently expected to be approximately $    in the aggregate, of which approximately $    has been spent to date.

45 •

SHAREHOLDER PROPOSALS AND NOMINATIONS –
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the Company must receive notice at our offices at One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary, on or before March   , 2008. Applicable Securities and Exchange Commission rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
   Pursuant to the Company’s Bylaws, for any business not included in the proxy statement for the 2008 Annual Meeting to be brought before the meeting by a shareholder, the shareholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than June   , 2008 (45 days prior to July   , 2008). The notice must contain the information required by the Company’s Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at an annual meeting of shareholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our Bylaws relating to shareholder nominations.
   A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company’s Bylaws is available on our website at www.hrblock.com under the tab “Our Company” and then under the heading “Block Investors” and then “Corporate Governance,” or upon request to: H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors
BRET G. WILSON
Secretary

46 •

APPENDIX A
INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION
Under applicable SEC regulations, each director and director nominee and certain of our officers and employees may be deemed to be “participants” in the solicitation of proxies in connection with the Company’s 2007 annual meeting of shareholders. Certain information about the persons who may be deemed to be “participants” is provided below.
Directors and Nominees
The following table sets forth the names and business addresses of the Company’s directors and nominees who may be deemed to be “participants,” as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors and nominees is carried on. The principal occupations or employment of the Company’s directors and nominees who may be deemed to be “participants” are set forth under “Item 1 – Election of Directors” in this proxy statement.

Name	Business Address

Thomas M. Bloch	c/o H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Jerry D. Choate	JDC Associates, 33971 Selva Road, Suite 130, Dana Point, CA 92629

Donna R. Ecton	c/o H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Mark A. Ernst	H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Henry F. Frigon	CARSTAR, Inc., 8400 W. 110th Street, Suite 200, Overland Park, KS, 66210

Roger W. Hale	c/o H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Len J. Lauer	QUALCOMM, Inc., 5775 Morehouse Road, San Diego, CA 92121

David B. Lewis	Lewis & Munday, 2490 First National Building, 660 Woodward Avenue, Detroit, MI 48226

Tom D. Seip	c/o H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Louis W. Smith	c/o H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105

Rayford Wilkins, Jr.	AT&T, Inc., 175 E. Houston, Room 1305, San Antonio, TX 78205

A-1 •

Officers and Employees
The following table sets forth the name and the principal occupation or employment of each of the Company’s executive officers and employees (who are not otherwise directors) who may be deemed to be “participants.” Unless otherwise indicated, the principal occupation refers to such person’s position with H&R Block. Except as otherwise indicated below, the principal business address for each of the persons below and their respective principal occupation or employment is H&R Block Inc., One H&R Block Way, Kansas City, MO 64105.

Name	Principal Occupation

Robert E. Dubrish	Chief Executive Officer, Option One Mortgage Corporation

Scott W. Dudley, Jr.	Assistant Vice President, Investor Relations

Timothy C. Gokey	President, U.S. Tax Operations of H&R Block Services, Inc.

Carol F. Graebner	Executive Vice President and General Counsel

Becky S. Shulman	Senior Vice President and Treasurer

Steven Tait	President, RSM McGladrey Business Services, Inc.

William L. Trubeck	Executive Vice President and Chief Financial Officer

Bret G. Wilson	Vice President and Secretary

Thomas P. Yearsley	Program Manager, Investor Relations
Mr. Dubrish’s principal business address is Option One Mortgage Corporation, 3 Ada, Irvine, CA 92618. Mr. Tait’s principal business address is RSM McGladrey, Inc., 3600 American Boulevard West, Third Floor, Bloomington, MN 55431.
Information Regarding Ownership of the Company’s Securities by Participants
The number of shares of Common Stock held by the Company’s directors and named executive officers as of June 1, 2007 is set forth under the “Information Regarding Security Holders – Security Ownership of Directors and Management” section of this proxy statement. The following table sets forth the number of shares held as of June 1, 2007 by additional officers and employees of the Company who may be deemed to be “participants.”

Name	Shares of Common Stock Owned(1)

Scott W. Dudley, Jr.	4,307(2)

Carol F. Graebner	13,022(3)

Becky S. Shulman	110,093(4)

Bret G. Wilson	43,937(5)

Thomas P. Yearsley	-0-
NOTES:

(1)	Includes shares that on June 1, 2007 the specified person had the right to purchase as of June 30, 2007 pursuant to the Company’s Long-Term Executive Compensation Plans, as follows: Mr. Dudley, 2,671 shares; Ms. Shulman, 95,800 shares; and Mr. Wilson, 40,400 shares.

(2)	Includes 1,350 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan.

(3)	Includes 10,000 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan and 23 shares held in the Company’s Retirement Savings Plan.

(4)	Includes 1,334 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan and 1,293 shares held in the ESPP.

A-2 •

(5)	Includes 1,985 shares of restricted stock granted under the Company’s Long-Term Executive Compensation Plan and 12 shares held in the ESPP.
Information Regarding Transactions in the Company’s Securities by Participants
The following table sets forth information regarding purchases and sales of the Company’s securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Except as set forth below, all transactions were effected in the public market, and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

	Shares of Common Stock Purchased or Sold (4/30/05-4/30/07)
	(Split-adjusted for two-for-one stock split on 8/22/05)

Name	Date	# of Shares	Transaction Description

Thomas M. Bloch	5/2/2005	3,000	Sale under 10b5-1

	5/2/2005	200	Sale under 10b5-1 by trust

	5/2/2005	200	Sale under 10b5-1 by trust

	6/1/2005	3,000	Sale under 10b5-1

	6/1/2005	200	Sale under 10b5-1 by trust

	6/1/2005	200	Sale under 10b5-1 by trust

	7/1/2005	3,000	Sale under 10b5-1

	7/1/2005	200	Sale under 10b5-1 by trust

	7/1/2005	200	Sale under 10b5-1 by trust

	8/1/2005	3,000	Sale under 10b5-1

	8/1/2005	200	Sale under 10b5-1 by trust

	8/1/2005	200	Sale under 10b5-1 by trust

	9/1/2005	1,500	Sale under 10b5-1

	9/1/2005	100	Sale under 10b5-1 by trust

	9/1/2005	100	Sale under 10b5-1 by trust

	11/18/2005	3,000	Sale under 10b5-1

	11/18/2005	200	Sale under 10b5-1 by trust

	11/18/2005	200	Sale under 10b5-1 by trust

	12/1/2005	1,500	Sale under 10b5-1

	12/1/2005	100	Sale under 10b5-1 by trust

	12/1/2005	100	Sale under 10b5-1 by trust

	12/27/2005	3,000	Gift

	1/3/2006	1,000	Sale under 10b5-1

	1/3/2006	100	Sale under 10b5-1 by trust

	1/3/2006	100	Sale under 10b5-1 by trust

	2/1/2006	1,000	Sale under 10b5-1

	2/1/2006	100	Sale under 10b5-1 by trust

	2/1/2006	100	Sale under 10b5-1 by trust

A-3 •

	Shares of Common Stock Purchased or Sold (4/30/05-4/30/07)
	(Split-adjusted for two-for-one stock split on 8/22/05)

Name	Date	# of Shares	Transaction Description

	3/1/2006	1,000	Sale under 10b5-1

	3/1/2006	100	Sale under 10b5-1 by trust

	3/1/2006	100	Sale under 10b5-1 by trust

	4/3/2006	1,000	Sale under 10b5-1

	4/3/2006	100	Sale under 10b5-1 by trust

	4/3/2006	100	Sale under 10b5-1 by trust

	5/1/2006	1,000	Sale under 10b5-1

	5/1/2006	100	Sale under 10b5-1 by trust

	5/1/2006	100	Sale under 10b5-1 by trust

	6/1/2006	1,000	Sale under 10b5-1

	6/1/2006	100	Sale under 10b5-1 by trust

	6/1/2006	100	Sale under 10b5-1 by trust

	7/3/2006	1,000	Sale under 10b5-1

	7/3/2006	100	Sale under 10b5-1 by trust

	7/3/2006	100	Sale under 10b5-1 by trust

	8/1/2006	1,000	Sale under 10b5-1

	8/1/2006	100	Sale under 10b5-1 by trust

	8/1/2006	100	Sale under 10b5-1 by trust

	9/1/2006	1,000	Sale under 10b5-1

	9/1/2006	100	Sale under 10b5-1 by trust

	9/1/2006	100	Sale under 10b5-1 by trust

	10/2/2006	1,000	Sale under 10b5-1

	10/2/2006	100	Sale under 10b5-1 by trust

	10/2/2006	100	Sale under 10b5-1 by trust

	11/1/2006	1,000	Sale under 10b5-1

	11/1/2006	100	Sale under 10b5-1 by trust

	11/1/2006	100	Sale under 10b5-1 by trust

	12/1/2006	1,000	Sale under 10b5-1

	12/1/2006	100	Sale under 10b5-1 by trust

	12/1/2006	100	Sale under 10b5-1 by trust

	1/3/2007	1,000	Sale under 10b5-1

	1/3/2007	100	Sale under 10b5-1 by trust

	1/3/2007	100	Sale under 10b5-1 by trust

	2/1/2007	1,000	Sale under 10b5-1

	2/1/2007	100	Sale under 10b5-1 by trust

	2/1/2007	100	Sale under 10b5-1 by trust

	3/1/2007	1,000	Sale under 10b5-1

	3/1/2007	100	Sale under 10b5-1 by trust

	3/1/2007	100	Sale under 10b5-1 by trust

A-4 •

	Shares of Common Stock Purchased or Sold (4/30/05-4/30/07)
	(Split-adjusted for two-for-one stock split on 8/22/05)

Name	Date	# of Shares	Transaction Description

	4/2/2007	1,000	Sale under 10b5-1

	4/2/2007	100	Sale under 10b5-1 by trust

	4/2/2007	100	Sale under 10b5-1 by trust

Jerry D. Choate	6/12/2006	10,000	Open market purchase

Robert E. Dubrish	6/30/2005	14,000	Restricted stock grant

	6/30/2005	3,896	Surrender of shares for tax withholding

	7/7/2005	140,000	Stock option exercise (cashless exercise)

	7/7/2005	140,000	Open market sale

	7/19/2005	20,000	Stock option exercise

	6/30/2006	5,240	Surrender of shares for tax withholding

	7/20/2006	62,410	Open market sale

Scott W. Dudley, Jr.	10/17/05	1,290	Restricted stock grant

	6/30/06	735	Restricted stock grant

	10/17/06	144	Surrender of shares for tax withholding

Donna R. Ecton	Various	235	Dividend reinvestment under Company plans

	9/13/2005	8,000	Stock option exercise

	9/13/2005	3,000	Open market sale

	12/7/2006	8,000	Stock option exercise under 10b5-1

	12/7/2006	3,000	Sale under 10b5-1

Mark A. Ernst	Various	2,461	Shares purchased through Employee Stock Purchase Plan

	6/30/2005	30,000	Restricted stock grant

	6/30/2005	6,388	Surrender of shares for tax withholding

	6/30/2006	8,920	Surrender of shares for tax withholding

Henry F. Frigon	Various	1,100	Dividend reinvestment under Company plans

Timothy C. Gokey	6/30/2005	20,000	Restricted stock grant

	6/30/2006	4,460	Surrender of shares for tax withholding

Carol F. Graebner	Various	246	Regular deferral of compensation into deferred compensation plan account

	Various	2	Dividend reinvestment under Company plans

	Various	23	Shares purchased through Retirement Savings Plan

	12/1/2006	10,000	Restricted stock grant

Roger W. Hale	Various	235	Dividend reinvestment under Company plans

	6/29/2005	8,000	Stock option exercise

	6/28/2006	8,000	Stock option exercise

Len J. Lauer	None

David Baker Lewis	7/15/2005	2,000	Open market purchase

Tom D. Seip	Various	128	Dividend reinvestment under Company plans

Becky S. Shulman	Various	483	Shares purchased through Employee Stock Purchase Plan

	6/30/2005	4,000	Restricted stock grant

Louis W. Smith	Various	840	Dividend reinvestment under Company plans

A-5 •

	Shares of Common Stock Purchased or Sold (4/30/05-4/30/07)
	(Split-adjusted for two-for-one stock split on 8/22/05)

Name	Date	# of Shares	Transaction Description

Steven Tait	6/30/2005	14,000	Restricted stock grant

	6/30/2005	882	Surrender of shares for tax withholding

	4/3/2006	1,723	Surrender of shares for tax withholding

	6/30/2006	2,836	Surrender of shares for tax withholding

William L. Trubeck	Various	482	Shares purchased through Retirement Savings Plan

	Various	1,227	Regular deferral of compensation into deferred compensation plan account

	Various	16	Dividend reinvestment under Company plans

	Various	676	Shares purchased through Employee Stock Purchase Plan

	6/30/2005	14,000	Restricted stock grant

	8/9/2005	2,000	Open market purchase

	11/18/2005	2,000	Open market purchase

	6/30/2006	1,561	Surrender of shares for tax withholding

Rayford Wilkins, Jr.	Various	5,451	Regular deferral of compensation into director stock plan account

	Various	414	Dividend reinvestment under Company plans

Bret G. Wilson	Various	34	Dividend reinvestment under Company plans

	6/16/2005	16,000	Stock option exercise (cashless exercise)

	6/16/2005	16,000	Open market sale

	6/30/2005	1,500	Restricted stock grant

	6/30/2005	302	Surrender of shares for tax withholding

	11/21/2005	24,000	Stock option exercise (cashless exercise)

	11/21/2005	24,000	Open market sale

	1/3/2006	2,118	Transfer out of Company stock in deferred compensation plan account

	1/11/2006	17,200	Stock option exercise (cashless exercise)

	1/11/2006	17,200	Open market sale

	6/30/06	1,335	Restricted stock grant

	6/30/06	468	Surrender of shares for tax withholding

Thomas P. Yearsley	None

Miscellaneous Information Concerning Participants
Except as described in this Appendix A or elsewhere in this proxy statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since April 30, 2006, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix A or elsewhere in this proxy statement, (i) no participant or Participant Affiliate directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company and (ii) no participant owns any securities of the Company of record but not beneficially.
   Except as described in this Appendix A or elsewhere in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or elsewhere in this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with

A-6 •

any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholdings of proxies.
   Except as described in this Appendix A or elsewhere in this proxy statement, no participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

A-7 •

APPENDIX B
H&R BLOCK, INC. BOARD OF DIRECTORS INDEPENDENCE STANDARDS
Pursuant to New York Stock Exchange listing standards, no director qualifies as being an independent director unless the Board of Directors affirmatively determines that the director has no material relationship with H&R Block, Inc. or any of its subsidiaries (collectively, the “Company”), either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.
   The Board of Directors has established the categorical standards to assist it in determining the independence of directors. Pursuant to these standards, a director will not be considered independent if:

▪	At any time during the three years immediately preceding the date of determination, the director was an employee of the Company or any of the director’s immediate family was an executive officer of the Company.

▪	At any time during the three years immediately preceding the date of determination, the director (or any of the director’s immediate family) received more than $100,000 per year in direct compensation from the Company other than (i) director or committee fees (including fees for service on the board of directors of subsidiary or affiliated companies) and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

▪	At any time during the three years immediately preceding the date of determination, the director has been employed by (or affiliated with) a present or former internal or external auditor of the Company that had an auditing relationship with the Company during such three year period or any of the director’s immediate family members have been so affiliated or employed in a professional capacity.

▪	At any time during the three years immediately preceding the date of determination, either the director, or any of the director’s immediate family members, has been employed as an executive officer of another company for which an executive officer of the Company serves on the compensation (or equivalent) committee.

▪	At any time during the three years immediately preceding the date of determination, the Company made payments to, or received payments from, a company, firm or professional entity of which or in which (i) the director is currently is an executive officer, partner or employee, or owns in excess of a 10% equity interest or (ii) the director’s immediate family members currently is an executive officer or partner or owns in excess of a 10% equity interest; provided that such payments are in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues for such other company’s most recent full fiscal year.

▪	The director (or any of the director’s immediate family) serves as an officer, director or trustee of a charitable organization to which the Company gives directly or indirectly through its foundation, more than $200,000 or 5% of the organization’s total annual charitable receipts during its last full fiscal year (whichever is greater).
   An individual will be considered to be affiliated with a corporation or other entity if that individual controls, is controlled by or is under common control with the corporation or other entity. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers in law, sons and daughters in law, brothers and sisters in law and any one (other than domestic employees) who shares such person’s home.
   The Board of Directors will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

B-1 •

APPENDIX C
H&R BLOCK, INC. BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER
(AS AMENDED AND RESTATED FEBRUARY 28, 2007)
ROLE OF THE AUDIT COMMITTEE –
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor. References to “Company” in this Charter shall refer to the Company and all of its subsidiaries. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
COMMITTEE COMPOSITION –
The Audit Committee shall consist of at least three directors, all of whom shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors shall specifically determine that such simultaneous service shall not impair such member’s ability to effectively serve on the Audit Committee and the Company discloses such determination pursuant to New York Stock Exchange listing requirements or other applicable requirements. Committee members shall serve as members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.
AUDIT COMMITTEE MEETINGS –

▪	The Audit Committee shall hold at least four regular meetings annually, and shall meet more frequently as deemed necessary. Special meetings of the Committee may be called by the Chairman of the Audit Committee. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.

▪	The Committee shall periodically and at least quarterly meet with the independent auditor, the Director of Internal Audit (or person with similar responsibilities) and management of the Company in separate executive sessions to discuss any matters that the Committee or each such group or person believes should be discussed privately.

▪	The Committee shall request members of management, counsel, the Internal Audit Department and the Company’s independent auditor, as applicable, to participate in Committee meetings, as deemed appropriate by the Committee. The Committee shall periodically meet in private session with only Committee members as it deems appropriate.

▪	The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.
The Committee shall periodically report on its meetings and other activities to the Board of Directors.
RESPONSIBILITIES AND DUTIES –
CHARTER/ REPORT
The Audit Committee shall review and reassess the adequacy of the Audit Committee Charter on an annual basis, or more frequently as needs dictate, and recommend to the Governance and Nominating Committee and/or the Board of Directors any revisions considered appropriate.

C-1 •

INDEPENDENT AUDITOR AND OTHER INDEPENDENT ACCOUNTANTS AND ADVISORS
The independent auditor for the Company is ultimately accountable to the Board of Directors and the Audit Committee of the Company and shall report directly to the Audit Committee.
   The Audit Committee shall:

▪	Have sole authority over the appointment, retention, discharge or replacement of the independent auditor.

▪	Be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, with the Company providing appropriate funding, as determined by the Audit Committee, for payment of such compensation.

▪	Pre-approve all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by its independent auditor as required and permitted by Section 10A(i)(1) of the Exchange Act. Such pre-approvals may be made pursuant to policies and procedures established by the Audit Committee in accordance with the rules and regulations promulgated by the Commission under the Exchange Act, as such rules and regulations may be modified or supplemented from time to time (“SEC Rules”).

▪	Receive and discuss with management and the independent auditor the letter from the independent auditor regarding the auditor’s independence required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as such Standard may be modified or supplemented from time to time.

▪	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

▪	Periodically and at least annually review, evaluate and discuss with the independent auditor such auditor’s independence, effectiveness and performance, including the lead partner of the independent auditor team and any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

▪	Ensure the rotation of the audit partners as required by the SEC Rules.

▪	Present its conclusions regarding its evaluation of the independent auditor to the Board of Directors and recommend to the Board any appropriate action to satisfy the Committee and/or the Board of the qualifications, performance and independence of the independent auditor.

▪	Approve the audit plan and the scope of the audit on an annual basis or as otherwise necessary, and approve any modifications thereto.

▪	Review the extent to which independent public accountants other than the principal independent auditor are used by the Company and the rationale for such use.

▪	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account consistent with the SEC Rules.
INTERNAL AUDITORS
The Audit Committee shall:

▪	Review and approve the appointment, replacement, reassignment or dismissal of the Director of Internal Audit (or person with similar responsibilities) and periodically and at least annually review the performance of the Director of Internal Audit.

▪	At least annually review and approve the internal audit plan, and periodically ensure adequate resources are available to execute the plan.

C-2 •

▪	Review the results of completed internal audits with the Director of Internal Audit and monitor corrective actions taken by management, as deemed appropriate.

▪	Review with the independent auditor its assessment of Internal Audit Department practices and objectivity.
FINANCIAL REPORTING AND RISK CONTROL
The Audit Committee shall:

▪	Review the coordination of audit efforts of the Internal Audit Department and the independent auditor to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

▪	Meet to review and discuss with management and the independent auditor the Company’s audited financial statements and quarterly financial statements prior to filing with the Commission, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s audit or review of such financial statements.

▪	Review with the independent auditor the independent auditor’s evaluation of the Company’s financial, accounting and internal audit personnel, and the cooperation received by the independent auditor during the course of the audit.

▪	Review any significant disagreement between management and either the independent auditor or the Internal Audit Department in connection with the preparation of the financial statements.

▪	Discuss with management and the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

▪	Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

▪	Discuss with the independent auditor and management (a) the significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and (b) the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

▪	Make recommendations to the Board of Directors as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year for the filing with the Commission.

▪	Receive from management and the independent auditor timely analysis of significant current financial reporting issues.

▪	Review with management, the Internal Audit Department and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies), any major issues as to the adequacy of the Company’s internal controls, and any special audit steps adopted in light of any material control deficiencies.

▪	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or other “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies.

▪	Obtain from the independent auditor assurance that Section 10A (b) of the Exchange Act has not been implicated.

▪	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of

C-3 •

internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

ETHICAL AND LEGAL COMPLIANCE AND OTHER RESPONSIBILITIES
The Audit Committee shall:

▪	Establish, review and update (or cause management to update) periodically the H&R Block, Inc. Code of Ethics & Conduct (the “Code”) and assure that management has established a system to enforce the Code.

▪	Review and approve the appointment, replacement, reassignment or dismissal of the Ethics Program Director under the Code and periodically review his or her performance.

▪	Review reports concerning compliance of the Company’s directors, management, associates and others to whom the Code applies.

▪	Review the results of the Internal Audit Department’s annual audit of corporate officer expenses and perquisites.

▪	Review with the Company’s General Counsel and, when appropriate, outside counsel legal compliance matters and any legal matter that could have a significant impact on the Company’s financial statements.

▪	Conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities.

▪	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, with the Company providing for appropriate funding, as determined by the Audit Committee, for payment of compensation to such advisors.

▪	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

▪	Annually evaluate its own performance.
LIMITATION OF AUDIT COMMITTEE’S ROLE –
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

C-4 •

APPENDIX D
H&R BLOCK, INC. BOARD OF DIRECTORS COMPENSATION COMMITTEE CHARTER
(AS AMENDED AND RESTATED FEBRUARY 28, 2007)
ROLE OF THE COMPENSATION COMMITTEE –
The Compensation Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”), established to discharge the Board’s responsibilities relating to (i) evaluating and recommending to the Board for its action or approval, the compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy (“Designated Officers”) and (ii) evaluating and approving the compensation of other executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy.
COMMITTEE COMPOSITION –
The Committee shall consist of at least three directors appointed by the Board, each of whom is: (i) an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code, (ii) “independent” under the applicable standards of the New York Stock Exchange, and (iii) a “non-employee director” within the meaning of Rule 16b-3 under the federal securities laws. Committee members shall serve as members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.
MEETINGS –
The Committee shall hold at least two regular meetings annually and shall meet more frequently as deemed necessary to fulfill its responsibilities. Special meetings may be called by the Board or the chairperson of the Committee, as deemed necessary. The Committee may request members of management, professional advisors or others to attend the Committee meetings and provide pertinent information, as necessary. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.
COMMITTEE AUTHORITY –
The Committee shall have the sole authority to retain and terminate any consulting firm, legal counsel or expert to assist in the evaluation of CEO or Designated Officer compensation, including the sole authority to approve fees and meet privately with these advisors who shall be ultimately responsible to the Committee. The Committee shall also have the authority to delegate authority to such subcommittees as it deems appropriate and in the best interest of the Company and its shareholders.
KEY COMMITTEE DUTIES AND RESPONSIBILITIES –
The following responsibilities are set forth as a guide for the Committee. The Committee is authorized to carry out these and such other responsibilities assigned by the Board from time to time, and take any actions reasonably related to the mandate of this Charter. The Committee’s key duties and responsibilities are to:

1.	Review and approve the Company’s overall executive compensation philosophy and oversee and make recommendations to the Board regarding the Company’s overall executive compensation structure, policies and programs with a view to recruiting and retaining superior talent. Review and present for Board and shareholder approval all equity-based compensation plans.

2.	Review an annual executive talent analysis and upon recommendation of the CEO recommend to the Board the election, retention or removal of officers of H&R Block, Inc. or the chief executive officer of each business unit.

3.	Review the CEO’s performance against Board-approved corporate goals and objectives, formally evaluate the CEO’s performance in light of such goals and objectives, and make recommendations to the Board regarding the CEO’s compensation (including base salary and all incentives, benefits and perquisites) based on this evaluation. The Presiding Director shall be responsible for discussing and providing counsel with the CEO regarding the Board’s and the Committee’s performance evaluation of the CEO. The Presiding Director shall provide feedback to the Board regarding such discussions.

D-1 •

4.	Review, evaluate and make recommendations to the Board regarding the key terms of any employment agreement (including any other agreements containing compensation or benefit provisions related to severance or change in control) for all newly hired and elected Designated Officers. Review, evaluate and approve the key terms of any employment agreement (including any other agreements containing compensation or benefit provisions related to severance for all other newly hired and elected executive officers as set forth in the Company’s Enterprise Fiscal Authority Policy.

5.	Review and recommend to the Board the compensation for Designated Officers (including base salary, incentives, benefits, perquisites and other remuneration) taking into account the recommendations of the CEO.

6.	Review compliance by applicable officers with any stock ownership guidelines or holding requirements approved by the Board.

7.	Review and approve the Compensation Discussion and Analysis included in the Company’s Proxy Statement for the Company’s Annual Meeting of Shareholders.

8.	Make reports to the Board on a regular basis on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests.

9.	Conduct an annual self-evaluation of its own performance.

10.	Review and reassess the adequacy of the Committee Charter on an annual basis, or more frequently as needs dictate, and recommend to the Governance and Nominating Committee and/or Board any revisions considered appropriate.

D-2 •

PRELIMINARY COPY
SUBJECT TO COMPLETION
YOUR VOTE IS IMPORTANT
      Please take a moment now to vote your shares of H&R Block, Inc. Common Stock for the upcoming Annual Meeting of Shareholders.
PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-888-4071, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1344. Please follow the simple instructions. You will be required to provide the unique control number printed below.
OR
2.	Vote by Internet—Please access https://www.proxyvotenow.com/hrb, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
OR
3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: H&R Block, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

1.   ELECTION OF CLASS III DIRECTORS:

	FOR	AGAINST	ABSTAIN

01 DONNA R. ECTON	☐	☐	☐

	FOR	AGAINST	ABSTAIN

02 LOUIS W. SMITH	☐	☐	☐

	FOR	AGAINST	ABSTAIN

03 RAYFORD WILKINS, JR.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending April 30, 2008.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3. Approval of a shareholder proposal related to the Company’s Chairman of the Board position.	☐	☐	☐

Address Change: Mark Box and Indicate Changes to Left.			☐
Dated                                                                                    , 2007

Signature

Signature

Title
(Please date and sign exactly as name appears at the left and return in the enclosed postage paid envelope. If the shares are owned in joint names, all joint owners should sign.)

PLEASE VOTE TODAY!
SEE REVERSE
SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

H&R BLOCK, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON
THE REVERSE SIDE HEREOF. IF NO SUCH SPECIFICATION IS MADE, IT WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
W H I T E P R O X Y
The undersigned hereby appoints Henry F. Frigon, David Baker Lewis and Tom D. Seip, and each of them, the proxies (acting by a majority, or if only one be present, then that one shall have all of the powers hereunder), each with full power of substitution, for and in the name of the undersigned to represent and to vote all shares of stock of H&R BLOCK, INC., a Missouri corporation, of the undersigned at the annual meeting of shareholders of said corporation to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 6, 2007, commencing at 9:00 a.m., Kansas City time (CDT), and at any adjournment or postponement thereof, notice of said meeting and the proxy statement furnished herewith having been received by the undersigned and, without limiting the authority hereinabove given, said proxies or proxy are expressly authorized to vote in accordance with the undersigned’s direction as to those matters set forth on the reverse side hereof and in accordance with their best judgment in connection with the transaction of such other business, if any, as may properly come before the meeting, including any adjournment or postponement of the meeting.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE